INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cendant Corporation

We have audited the supplemental consolidated balance sheets of Cendant Corporation and subsidiaries (the "Company") as of December 31, 1996 and
1995, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of CUC International Inc. with HFS Incorporated to form Cendant Corporation, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. We did not audit the balance sheets of CUC International Inc. as of January 31, 1997 and 1996, or the related statements of income, shareholders' equity, and cash flows of CUC International Inc. for the years ended January 31, 1997, 1996 and 1995, which statements reflect total assets of approximately $2.5 billion and $2.1 billion as of January 31, 1997 and 1996, respectively, and net income of approximately $164.1 million, $145.0 million and $164.1 million for the years ended
January 31, 1997, 1996 and 1995, respectively. Nor did we audit the balance sheets of PHH Corporation (a consolidated subsidiary of HFS Incorporated) as of December 31, 1996 and January 31, 1996, or the related statements of income, shareholders' equity, and cash flows of PHH Corporation for the years ended December 31, 1996, January 31, 1996 and 1995, which statements reflect total assets of approximately $6.6 billion and $5.8 billion as of December 31, 1996 and January 31, 1996, respectively, and net income of approximately $87.6 million, $78.1 million and $69.0 million for the years ended December 31, 1996, January 31, 1996 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for CUC International Inc. and PHH Corporation for such periods, is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cendant Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in the notes to the supplemental consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", in the year ended December 31, 1995.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
December 17, 1997

                        Report of Independent Auditors

Board of Directors and Shareholders
CUC International Inc.

We have audited the accompanying consolidated balance sheets of CUC International Inc. ("CUC") as of January 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of the following wholly-owned subsidiaires: Davidson & Associates, Inc. ("Davidson") as of December 31, 1995 and for the years ended December 31, 1995 and 1994, Sierra On-Line, Inc. ("Sierra") as of March 31, 1996 and for the years ended March 31, 1996 and 1995 and Ideon Group, Inc. ("Ideon") as of December 31, 1995 and for the year ended December 31, 1995 and the year ended October 31, 1994. Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition Period"). We also did not audit the statement of operations for the Ideon Transition Period which includes a loss of $49.9 million included as a charge to retained earnings in the 1996 consolidated financial statements. These financial statements reflect, as of January 31, 1996, total assets constituting 31.5% of the consolidated finanical statements total and reflect total revenues constituting 27.6% and 28.2% of the consolidated financial statements totals for the years ended January 31, 1996 and 1995, respectively, and were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to Davidson, Sierra and Ideon for the periods indicated above, is based solely on the reports of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall finanical statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CUC at January 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Stamford, Connecticut
March 10, 1997

INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
PHH Corporation

We have audited the consolidated balance sheets of PHH Corporation and subsidiaries as of December 31, 1996 and January 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1996 and each of the years in the two-year period ended January 31, 1996, not presented separately herein. These consolidated statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PHH Corporation and subsidiaries as of December 31, 1996 and January 31, 1996, and the results of their operations and their cash flows for the year ended December 31, 1996 and for each of the years in the two-year period ended January 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights", in the year ended January 31, 1996.


/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Baltimore, Maryland
April 30, 1997

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Sierra On-Line, Inc.
Bellevue, Washington

We have audited the consolidated balance sheet of Sierra On-Line Inc. and subsidiaries (the "Company") as of March 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 1996, not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above fairly, in all material respects, the financial position of the Company as of March 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Seattle, Washington

June 24, 1996

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Davidson & Associates, Inc.

We have audited the consolidated balance sheet of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows and related financial statement schedule for each of the years in the two-year period ended December 31, 1995, not presented separately herein. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                /s/ KPMG Peat Marwick LLP


Long Beach, California
February 21, 1996

                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Stockholders of Ideon Group, Inc.

In our opinion, the consolidated financial statements of Ideon Group, Inc. (formerly known as SafeCard Services, Incorporated), and its subsidiaries
(not presented separately herein), present fairly, in all material respects, the financial position of Ideon Group, Inc. and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995, the two months ended December 31, 1994, and the year ended October 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Ideon Group, Inc. for any period subsequent to December 31, 1995.

As discussed in Note 1, the Company changed the amortization periods for deferred subscriber acquisition costs effective December 31, 1994.


/s/ Price Waterhouse LLP
------------------------
PRICE WATERHOUSE LLP
Tampa, Florida
February 2, 1996

                      CENDANT CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                DECEMBER 31,
                                                         -------------------------
ASSETS                                                      1996          1995
                                                         -----------   -----------
Current assets
   Cash and cash equivalents                             $   633,903   $   355,959
   Marketable securities                                      94,200        97,164
   Receivables, net of allowance for doubtful accounts
     of $85,640 and $66,059                                1,290,625     1,028,976
   Deferred income taxes                                     141,251        50,563
   Other current assets                                      369,614       271,483
                                                         -----------   -----------

Total current assets                                       2,529,593     1,804,145
                                                         -----------   -----------

   Deferred membership acquisition costs                     401,564       404,655
   Franchise agreements - net                                995,947       517,218
   Goodwill - net                                          2,302,226       700,375
   Other intangibles - net                                   636,230        38,845
   Other assets                                              993,574       573,537
                                                         -----------   -----------

Total assets exclusive of assets under programs            7,859,134     4,038,775
                                                         -----------   -----------

Assets under management and mortgage programs
   Net investment in leases and leased vehicles            3,418,666     3,243,236
   Relocation receivables                                    773,326       736,038
   Mortgage loans held for sale                            1,248,299       784,901
   Mortgage servicing rights and fees                        288,943       191,434
                                                         -----------   -----------
                                                           5,729,234     4,955,609
                                                         -----------   -----------

TOTAL ASSETS                                             $13,588,368   $ 8,994,384
                                                         ===========   ===========

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    DECEMBER 31,
                                                             ----------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY                             1996            1995
                                                             ------------    ------------
   Accounts payable, accrued expenses and other
     current liabilities                                     $  1,664,946    $    919,057
                                                             ------------    ------------

   Deferred income                                              1,099,393         747,414
   Long-term debt                                               1,004,584         353,977
   Deferred income taxes                                           46,770          59,899
   Other noncurrent liabilities                                    78,115         102,601
                                                             ------------    ------------

Total liabilities exclusive of liabilities under programs       3,893,808       2,182,948
                                                             ------------    ------------

Liabilities under management and mortgage programs
   Debt                                                         5,089,943       4,427,872
   Deferred income taxes                                          281,948         234,918
                                                             ------------    ------------
                                                                5,371,891       4,662,790

Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY
   Preferred stock, $1.00 par value - authorized
     10 million shares; none issued and outstanding                  --              --
   Common stock, $.01 par value - authorized
     2 billion shares; issued 804,655,850
     and 700,361,629 shares                                         8,047           7,004
   Additional paid-in capital                                   2,870,422         994,814
   Retained earnings                                            1,556,300       1,202,589
   Net unrealized gain on marketable securities                     4,334             593
   Currency translation adjustment                                (12,452)        (25,356)
   Restricted stock, deferred compensation                        (28,212)           --
   Treasury stock, at cost, 6,911,757 and 5,115,947 shares        (75,770)        (30,998)
                                                             ------------    ------------

Total shareholders' equity                                      4,322,669       2,148,646
                                                             ------------    ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $ 13,588,368    $  8,994,384
                                                             ============    ============

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                            1996          1995         1994
                                                        -----------   -----------   -----------
REVENUES
   Membership and service fees - net                    $ 3,433,917   $ 2,606,196   $ 2,178,984
   Fleet leasing (net of depreciation and
     interest costs of $1,132,408, $1,088,993
     and $976,244, respectively)                             56,660        52,079        47,860
   Other                                                    418,203       333,847       219,887
                                                        -----------   -----------   -----------
Net revenues                                              3,908,780     2,992,122     2,446,731
                                                        -----------   -----------   -----------

EXPENSES
   Operating                                              1,392,788     1,110,928       921,832
   Marketing and reservation                              1,089,482       875,155       742,933
   General and administrative                               339,543       279,500       221,745
   Depreciation and amortization                            167,907       112,914        97,175
   Interest - net                                            25,445        13,264        10,553

   Merger and related costs and other unusual charges       179,945        97,029         7,900
   Gain on sale of the ImagiNation Network                     --            --         (19,739)
                                                        -----------   -----------   -----------
Total expenses                                            3,195,110     2,488,790     1,982,399
                                                        -----------   -----------   -----------

Income before income taxes                                  713,670       503,332       464,332
Provision for income taxes                                  290,059       200,507       179,742
                                                        -----------   -----------   -----------

Net income before cumulative effect of
   accounting change for income taxes                       423,611       302,825       284,590
Cumulative effect of accounting change for
   income taxes                                                --            --           2,000
                                                        -----------   -----------   -----------
Net income                                              $   423,611   $   302,825   $   286,590
                                                        ===========   ===========   ===========

PER SHARE INFORMATION
   Net income per share
     Primary                                            $      0.53   $      0.42   $      0.42
     Fully diluted                                      $      0.52   $      0.41   $      0.41

   Weighted average shares
     Primary                                                814,292       734,624       690,547
     Fully diluted                                          820,586       748,704       702,209

   See accompanying notes to supplemental consolidated financial statements.

                          CENDANT CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF  SHAREHOLDERS' EQUITY
                                   (IN THOUSANDS)

                                                                       NET UNREALIZED               RESTRICTED
                                                ADDITIONAL             GAIN (LOSS) ON   CURRENCY      STOCK,
                                 COMMON STOCK    PAID-IN    RETAINED     MARKETABLE    TRANSLATION   DEFERRED    UNEARNED  TREASURY
                              SHARES    AMOUNT   CAPITAL    EARNINGS     SECURITIES    ADJUSTMENT  COMPENSATION    ESOP      STOCK
                             -------   -------  ---------   ---------   -----------    ----------  ------------  --------  --------
Balance, January 1, 1994     643,258   $ 6,433  $ 533,807   $ 822,399   $        --    $ (26,481)   $      --    $(7,160)  $(9,745)

Issuance of common stock      10,592       106     62,043          --            --           --           --         --        --
Exercise of stock options
  by payment of cash and
  common stock                 7,732        76     53,649     (10,140)           --           --           --         --      (760)
Tax benefit from exercise
  of stock options and
  vesting of restricted
  stock                           --        --     44,151          --            --           --           --         --        --
Amortization of
  restricted stock                --        --        303          --            --           --           --         --        --
Amortization of ESOP
  obligation                      --        --         --          --            --           --           --      2,331        --
Adjustment to reflect
  change in GETKO and
  NAOG fiscal years               --        --         --      (4,067)           --           --           --      3,071        --
Cash dividends declared           --        --         --     (29,199)           --           --           --         --        --
Conversion of convertible
  notes                        4,484        45     22,650          --            --           --           --         --        --
Net unrealized loss on
  marketable securities           --        --         --          --          (748)          --           --         --        --
Purchase of common stock          --        --         --          --            --           --           --         --   (25,885)
Retirement of treasury
  stock                       (2,832)      (28)   (25,873)         --            --           --           --         --    25,885
Currency translation
  adjustment                      --        --         --          --            --        4,529           --         --        --
Distribution of Chartwell
   Leisure Inc.                   --        --    (18,445)    (79,775)           --           --           --         --        --
Net income                        --        --         --     286,590            --           --           --         --        --
                             -------   -------  ---------   ---------   -----------    ----------  ------------  --------  --------
Balance, December 31, 1994   663,234     6,632    672,285     985,808          (748)     (21,952)          --     (1,758)  (10,505)

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                                 (IN THOUSANDS)

                                                                      NET UNREALIZED               RESTRICTED
                                              ADDITIONAL              GAIN (LOSS) ON   CURRENCY      STOCK,
                            COMMON STOCK       PAID-IN     RETAINED     MARKETABLE    TRANSLATION   DEFERRED    UNEARNED  TREASURY
                         SHARES    AMOUNT      CAPITAL     EARNINGS     SECURITIES    ADJUSTMENT  COMPENSATION    ESOP      STOCK
                        -------   -------     ---------    ---------   -----------    ----------  ------------  --------  --------
Balance,
  January 1, 1995       663,234    $6,632      $672,285     $985,808     $ (748)        $(21,952)   $    --     $(1,758)  $(10,505)

Issuance of common
  stock                  20,810       208       183,384           --         --               --         --          --         --
Exercise of stock
  options by
  payment of cash
  and common stock       12,435       124        64,421           --         --               --         --          --    (20,493)
Tax benefit from
  exercise of
  stock options              --        --        54,842           --         --               --         --          --         --
Amortization of
  ESOP obligation            --        --         1,242           --         --               --         --       1,758         --
Exercise of stock
  warrants                2,381        24        14,872           --         --               --         --          --         --
Cash dividends
  declared and
  other equity
  distributions              --        --           175      (36,005)        --               --         --          --         --
Adjustment to
  reflect change
  in Advance Ross
  and Ideon fiscal
  years                      --        --            --      (50,039)        --               --         --          --         --
Conversion of
  convertible notes       2,126        21        13,670           --         --               --         --          --         --
Net unrealized gain
  on marketable
  securities                 --        --            --           --      1,341               --         --          --         --
Purchase of common
  stock                      --        --            --           --         --               --         --          --    (10,083)
Retirement of
  treasury stock           (624)       (5)      (10,077)          --         --               --         --          --     10,083
Currency
  translation
  adjustment                 --        --            --           --         --           (3,404)        --          --         --
Net income                   --        --            --      302,825         --               --         --          --         --
                        -------   -------     ---------    ---------   -----------    ----------  ------------  --------  --------
Balance,
  December 31, 1995     700,362     7,004       994,814    1,202,589        593          (25,356)        --          --    (30,998)

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
                                 (IN THOUSANDS)

                                                                      NET UNREALIZED               RESTRICTED
                                              ADDITIONAL              GAIN (LOSS) ON   CURRENCY      STOCK,
                            COMMON STOCK       PAID-IN     RETAINED     MARKETABLE    TRANSLATION   DEFERRED    UNEARNED  TREASURY
                         SHARES    AMOUNT      CAPITAL     EARNINGS     SECURITIES    ADJUSTMENT  COMPENSATION    ESOP      STOCK
                        -------   -------     ---------    ---------   -----------    ----------  ------------  --------  --------
Balance,
  January 1, 1996       700,362    $7,004    $  994,814   $1,202,589      $  593      $(25,356)      $    --    $    --   $(30,998)

Hebdo Mag
  adjustment             14,203       142        16,705          718          --         1,612            --         --         --
Issuance of common
  stock                  70,961       710     1,654,009      (34,137)         --            --            --         --         --
Exercise of stock
  options by
  payment of cash
  and common stock       14,010       140        78,161           --          --            --            --         --    (25,620)
Restricted stock
  issuance                1,365        13        30,472           --          --            --       (30,485)        --         --
Amortization of
  restricted stock           --        --            --           --          --            --         2,273         --         --
Tax benefit from
  exercise of
  stock options              --        --        78,844           --          --            --            --         --         --
Cash dividends
  declared                   --        --            --      (29,402)         --            --            --         --         --
Adjustment to
  reflect change
  in Davidson,
  Sierra & Ideon
  fiscal years               --        --            --       (4,674)         --            --            --         --         --
Adjustment to
  reflect change
  in PHH fiscal
  year                      (67)       (1)         (634)      (2,405)         --         2,380            --         --         --
Conversion of
  convertible
  notes                   3,822        39        18,051           --          --            --            --         --         --
Net unrealized
  gain on
  marketable
  securities                 --        --            --           --       3,741            --            --         --         --
Purchase of
  common stock               --        --            --           --          --            --            --         --    (19,152)
Currency
  translation
  adjustment                 --        --            --           --          --         8,912            --         --         --
Net income                   --        --            --      423,611          --            --            --         --         --
                        -------    ------    ----------   ----------      ------      --------      --------    -------   --------

Balance,
  December 31, 1996     804,656    $8,047    $2,870,422   $1,556,300      $4,334      $(12,452)     $(28,212)   $    --   $(75,770)

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                      -----------------------------------------
OPERATING ACTIVITIES                                                      1996           1995           1994
                                                                      -----------    -----------    -----------
Net income                                                            $   423,611    $   302,825    $   286,590
Adjustments to reconcile net income
   to net cash provided by operating activities:
   Depreciation and amortization                                          177,725        117,031        103,667
   Membership acquisition costs                                          (638,182)      (605,058)      (508,807)
   Amortization of membership costs                                       641,272        556,548        467,019
   Gain on sales of mortgage servicing rights                              (5,194)       (17,400)       (28,076)
   Deferred income taxes                                                   56,523         22,632         58,387
Increase (decrease) from changes in:
   Receivables                                                           (162,566)      (184,801)      (103,688)
   Accounts payable, accrued expenses and other current liabilities       149,387        136,595        (33,804)
   Deferred income                                                         23,386         83,533         60,220
   Other                                                                   28,127        (55,027)      (100,004)
                                                                      -----------    -----------    -----------
                                                                          694,089        356,878        201,504
                                                                      -----------    -----------    -----------


Increase (decrease) from changes in assets
     under management and mortgage programs:
     Depreciation and amortization under management and
       mortgage programs                                                1,021,761        960,913        869,807
     Mortgage loans held for sale                                         (73,308)      (139,520)        42,562
                                                                      -----------    -----------    -----------
                                                                          948,453        821,393        912,369
                                                                      -----------    -----------    -----------

Net cash provided by operating activities                               1,642,542      1,178,271      1,113,873
                                                                      -----------    -----------    -----------

INVESTING ACTIVITIES
Assets under management and mortgage programs:
   Investment in leases and leased vehicles                            (1,738,426)    (2,008,559)    (1,703,690)
   Payments received on investment in leases and leased vehicles          595,852        576,670        593,155
   Proceeds from sales and transfers of leases and
     leased vehicles to third parties                                        --          109,859        105,087
   Additions to originated mortgage servicing rights                     (164,393)      (130,135)       (41,920)
   Proceeds from sales of mortgage servicing rights                         7,113         21,742         36,836
     Repayment of advances on homes under management                    4,348,857      6,070,490      5,059,017
   Equity advances on homes under management                           (4,307,978)    (6,238,538)    (4,989,953)
                                                                      -----------    -----------    -----------
                                                                       (1,258,975)    (1,598,471)      (941,468)

Property and equipment additions                                         (140,626)      (108,702)       (73,804)
Proceeds from sales of marketable securities                              137,277        255,916        136,977
Purchases of marketable securities                                       (125,551)      (138,198)      (161,585)
Loans and investments                                                     (12,721)       (33,783)       (42,524)
Net assets acquired, exclusive of cash acquired                        (1,688,294)      (145,789)       (63,437)
Funding of grantor trusts                                                 (89,849)          --             --
Other                                                                      33,634        (23,821)        27,355
                                                                      -----------    -----------    -----------

Net cash used in investing activities                                  (3,145,105)    (1,792,848)    (1,118,486)
                                                                      -----------    -----------    -----------

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                        1996           1995          1994
                                                    -----------    -----------    -----------
FINANCING ACTIVITIES
Proceeds from borrowings                            $ 2,150,404    $ 1,858,826    $ 1,413,699
Principal payments on borrowings                     (1,649,040)    (1,282,911)    (1,252,979)
Net change in short term borrowings under
   management and mortgage programs                     231,819         17,419         27,852
Issuance of common stock                              1,222,199        100,806         46,401
Purchases of common stock                               (19,152)       (10,083)       (25,885)
Redemption of warrants                                     --           14,877           --
Payment of dividends of pooled entities                 (27,782)       (30,971)       (29,199)
Other                                                   (81,620)          --          (50,043)
                                                    -----------    -----------    -----------

Net cash provided by financing activities             1,826,828        667,963        129,846
                                                    -----------    -----------    -----------
Effect of changes in exchange rates
   on cash and cash equivalents                         (46,321)         6,545          2,665
                                                    -----------    -----------    -----------

Net increase in cash and cash equivalents               277,944         59,931        127,898

Cash and cash equivalents, beginning of period          355,959        296,028        168,130
                                                    -----------    -----------    -----------

Cash and cash equivalents, end of period            $   633,903    $   355,959    $   296,028
                                                    ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the year for:
   Interest                                         $   307,600    $   285,400    $   207,900
                                                    ===========    ===========    ===========
   Taxes                                            $    89,400    $    90,700    $    87,600
                                                    ===========    ===========    ===========

   See accompanying notes to supplemental consolidated financial statements.

                      CENDANT CORPORATION AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS: Cendant Corporation (formerly CUC International Inc. ("CUC")), together with its subsidiaries and its joint ventures (the "Company") is a leading global provider of services to businesses serving consumer industries. On December 17, 1997, the Company merged with HFS Incorporated ("HFS"), which has been accounted for as a pooling of interests. The Company primarily engages in three business segments: membership services, travel and real estate.

    MEMBERSHIP SERVICES SEGMENT BUSINESSES:

    o Membership. The Company provides individual, wholesale and discount program membership services to consumers which are distributed through various channels, including through financial institutions, credit unions, charities, other cardholder-based organizations and retail establishments. These memberships include such components as shopping, travel, auto, dining, home improvement, lifestyle, credit card and checking account enhancement packages, financial products and discount programs. The Company also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts from local merchants, and provides travelers with value-added tax refunds.

    TRAVEL SEGMENT BUSINESSES:

    o Lodging franchise. The Company franchises guest lodging facilities and provides operational and administrative services to its franchisees. As franchisor, the Company licenses the owners and operators of independent hotels to use the Company's brand names. Services include access to a national reservation system, national advertising and promotional campaigns, co-marketing programs and volume purchasing discounts.

    o    Car rental. The Company licenses the Avis trademark to Avis
         Rent A Car, Inc. ("ARAC"). In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. The Company also provides similar franchise services to licensees other than ARAC.

    o Timeshare. The Company is a provider of timeshare exchange programs, publications and other travel related services to the timeshare industry.

    o Fleet management. The Company provides services which primarily consist of the management, purchasing, leasing, and resale of vehicles for corporate clients and government agencies. These services also include fuel, maintenance, safety and accident management programs and other fee-based services for clients' vehicle fleets.

    REAL ESTATE SEGMENT BUSINESSES:

    o Real estate franchise. The Company franchises residential real estate brokerage offices and provides operational and administrative services to its franchisees. As franchisor, the Company licenses the owners and operators of independent real estate brokerage offices to use the Company's brand names. The Company provides services designed to increase franchisee revenue and profitability including national advertising and promotions, referrals, training and volume purchasing discounts.

    o Relocation. The Company provides relocation services to client corporations which include the responsibility of selling transferee residences, providing equity advances on transferee residences for the purchase of new homes and certain home management services. The Company also offers fee-based programs such as home marketing assistance, household goods moves, destination services and property dispositions for financial institutions and government agencies.

    o Mortgage services. The Company provides services which primarily include the origination, sale and servicing of residential first mortgage loans. The Company markets a variety of first mortgage products to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

    OTHER SEGMENT BUSINESSES: The Company develops, publishes and distributes educational and entertainment software for home and school use and provides marketing and other services to casino gaming facilities. Also included in other segment businesses is the equity in the earnings from its investment in ARAC.

    PRINCIPLES OF CONSOLIDATION: The accompanying supplemental consolidated financial statements include the accounts and transactions of the Company together with its joint ventures and its wholly owned and majority owned subsidiaries except for the Company's ownership of ARAC, which is accounted for under the equity method. The accompanying supplemental consolidated financial statements have been restated for the business combinations accounted for as poolings of interests (as discussed in Note 2) as if such combined companies had operated as one entity since inception. All material intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS: The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT: Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets.

    FRANCHISE AGREEMENTS: Franchise agreements are recorded at their estimated fair values upon acquisition and amortized on a straight-line basis over the estimated period to be benefited, ranging from 12 to 40 years. At December 31, 1996 and 1995, accumulated amortization amounted to $87.9 million and $65.9 million, respectively.

    GOODWILL: Goodwill, which represents the excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over the estimated useful lives, ranging from 5 to 40 years. At December

    31, 1996 and 1995, accumulated amortization amounted to $168.6 million and $74.1 million, respectively.

    IMPAIRMENT OF LONG-LIVED ASSETS: The Company periodically evaluates the recoverability of its long-lived assets, comparing the respective carrying values to the current and expected future cash flows to be generated from such assets. Property and equipment is evaluated separately within each business segment. The recoverability of franchise agreements and goodwill are evaluated on a separate basis for each acquisition and each respective franchise brand.

    MEMBERSHIP ACQUISITION COSTS: Membership acquisition costs are deferred and charged to operations as membership fees are recognized. These costs, which relate directly to membership solicitations (direct response advertising costs), principally include: postage, printing, kits, mailings, publications (including coupon books) and telemarketing costs. Substantially all of these costs are incurred for services performed by outside sources. Such costs are amortized on a straight-line basis as revenues are realized over the average membership period (generally one to three years). The membership acquisition costs incurred, applicable to obtaining a new member, for memberships other than coupon book memberships, generally approximate the initial membership fee. Initial membership fees for coupon book memberships generally exceed the membership acquisition costs incurred applicable to obtaining a new member. However, if membership acquisitions costs were to exceed the membership fee, an appropriate adjustment would be made for any significant impairment.

    Amortization of membership acquisition costs, including deferred renewal costs, which consist principally of charges from sponsoring institutions and publications, amounted to $641.3 million, $556.5 million and $467.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. All advertising costs other than direct response advertising costs are expensed in the period incurred. Such amounts, exclusive of amounts recorded as part of marketing and reservation expense, were $273.9 million, $172.3 million and $133.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

    Membership fees are generally billed through financial institutions and other cardholder based institutions and are recorded as deferred membership income upon acceptance of membership, net of estimated cancellations, and pro-rated over the membership period.

    SOFTWARE RESEARCH AND DEVELOPMENT COSTS AND COSTS OF SOFTWARE REVENUE:
    Capitalization of software development costs begins upon the establishment of technological feasibility of the product. Costs meeting this criteria are insignificant and, therefore, most costs related to designing, development and testing new software products are charged to operating expenses as incurred. Software research and development costs aggregated $66.2 million, $52.9 million and $36.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. Software net revenue included in other was $375.2 million, $291.9 million and $191.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Costs of software revenue include material costs, manufacturing labor and overhead and royalties paid to developers and affiliated label publishers. Costs of software revenue are included in operating expenses and aggregated $109.6 million, $115.3 million and $73.3 million for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company has a history of working closely with all of its distributors and retailers with respect to selling consumer software. As a result, the Company monitors the sales of its consumer software at all of its significant points of sale on a regular basis. Therefore, the Company has extensive data on returns by product on an on-going basis and does not have any significant obligations for future performance. Accordingly, the Company has the ability to estimate the amount of future returns and accurately determine the amount of revenue that should be recognized in accordance with Statement of Position 91-1 "Software Revenue Recognition" at any point in time.

    REVENUE RECOGNITION: Revenue primarily consists of fees for providing services to businesses in consumer industries.

    Membership revenue: Membership fees are generally billed through financial institutions and other cardholder based institutions and are recorded as deferred membership income upon acceptance of membership, net of estimated cancellations. Membership fees are recognized over the average membership period, generally one to three years. Deferred membership income is classified as non-current in the supplemental consolidated balance sheet since working capital will not be required as the deferred income is recognized over future periods.

    Franchise revenue: Franchise revenue principally consists of royalty, marketing and reservation fees which are based on a percentage of franchised lodging properties' gross room sales and franchised real estate brokerage offices' gross commissions earned on sales of residential real estate properties. Royalty, marketing and reservation fees are accrued as the underlying franchisee revenue is earned. Franchise revenue also includes initial franchise fees which are recorded as revenue when the lodging property, car rental location or real estate brokerage office opens as a franchised unit.

     Relocation revenue: Relocation revenue primarily consists of the purchase, management and resale of homes and fee based home related services for transferred employees of corporate clients, members of affinity group clients and government agencies. Although the Company acquires the home of client employees, the client corporation reimburses the Company for carrying costs until the home is sold and for home sale losses. Accordingly, the Company earns a fee for services with minimal real estate risk. Revenues associated with the resale of a residence are recognized when services are performed.

     Timeshare revenue: Timeshare exchange fees are recognized as revenue when the exchange request has been confirmed to the subscriber. Timeshare subscription revenue is deferred upon receipt and recorded as revenue as the contractual services (delivery of publications) are provided to subscribers.

     Fleet management revenue: Revenues from fleet management services other than leasing are recognized over the period in which services are provided and the related expenses are incurred. The Company records the cost of leased vehicles as "net investment in leases and leased vehicles". Amounts charged to lessees for interest on the unrecovered investment are credited to income on a level yield method which approximates the contractual terms.

     Mortgage services revenue: Loan origination fees and direct loan origination costs are deferred until the loan is sold. Servicing fees are credited to income when received. Sales of mortgage loans are generally recorded on the date a loan is delivered to an investor. Sales of mortgage securities are recorded on the settlement date.

     The Company records mortgage servicing rights at the time a loan is sold by allocating cost based on the relative fair value of assets acquired, as long as the recorded amount is less than the servicing rights' fair value. The carrying value of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income.

     Gains or losses on the sale of mortgage servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies.

     The Company reviews the recoverability of mortgage servicing rights based on their fair value, and records impairment to individual strata. For measuring impairment, the interest rate bands of the underlying loans are the risk characteristic used to stratify the capitalized servicing portfolio. To determine the fair value of mortgage servicing rights, the Company uses market prices for comparable mortgage servicing, when available, or alternatively uses a valuation model that calculates a present value for mortgage servicing rights with assumptions that market participants would use in estimating future net servicing income.

     INCOME TAXES: The Company uses the liability method of recording deferred income taxes. Differences in financial and tax reporting result from differences in the recognition of income and expenses for financial and income tax purposes as well as differences between the fair value of assets acquired in business combinations accounted for as purchases and their respective tax bases. The Company and its subsidiaries file a consolidated federal income tax return for periods subsequent to each acquisition.

     NET INCOME PER SHARE: Net income per share has been computed based upon the weighted average number of common and common equivalent shares outstanding during the respective periods after giving effect to the mergers and acquisitions accounted for in accordance with the pooling of interests method of accounting (See Note 2) and stock splits (See Note
     15). The $240 million 4-3/4% Convertible Senior Notes issued in February 1996 are antidilutive for all respective periods and, accordingly, are not included in the computations of earnings per share. In addition, the $150 million 4-1/2% Convertible Senior Notes issued in October 1994 are antidilutive for the year ended December 31, 1994 and, accordingly, are not included in the computation of earnings per share for 1994.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

     STOCK-BASED COMPENSATION: The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" and applies Accounting Principle Board Opinion ("APB") No. 25 and related interpretations in accounting for its stock option plans. Under APB No. 25, because the exercise prices of the Company's employee stock options are equal to the market prices of the underlying Company stock on the date of grant, no compensation expense is recognized (See Note 16).

     DERIVATIVE FINANCIAL INSTRUMENTS: As a matter of policy, the Company does not engage in derivatives trading or market-making activities. Rather, derivative financial instruments including interest rate swaps and forward exchange contracts are used by the Company principally in the management of its interest rate exposures and foreign currency exposures on intercompany borrowings. Additionally, the Company enters into forward delivery contracts, financial futures programs and options to reduce the risks of adverse price fluctuation with respect to both mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued.

     Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. The fair values of the swap agreements are not recognized in the consolidated financial statements since they are accounted for as hedges. Market value gains and losses on the Company's foreign currency transaction hedges are recognized in income and substantially offset by the related foreign exchange transaction gains and losses. Market value gains and losses on positions used as hedges in the mortgage banking services operations are deferred and considered in the valuation of lower of cost or market value of mortgage loans held for sale.

     TRANSLATION OF FOREIGN CURRENCIES: Assets and liabilities of foreign subsidiaries are translated at the exchange rates as of the balance sheet dates, equity accounts are translated at historical exchange rates and revenues, expenses and cash flows are translated at the average exchange rates for the periods presented. Translation gains and losses are included in shareholders' equity. Gains and losses resulting from the change in exchange rates realized upon settlement of foreign currency transactions are substantially offset by gains and losses realized upon settlement of forward exchange contracts. Therefore, the resulting net income effect of transaction gains and losses in the years ended December 31, 1996, 1995 and 1994, was not significant.

     RECLASSIFICATIONS: Certain reclassifications have been made to the historical financial statements of the Company and HFS to conform to the restated presentation.

2.   BUSINESS COMBINATIONS

     In connection with the underlying pooling of interests business combinations, the accompanying supplemental consolidated financial statements have been prepared as if the Company and all such pooled companies had operated as one entity since inception.

     1997 POOLINGS

     On December 17, 1997, the Company completed a merger with HFS (the "Cendant Merger") by issuing 440.0 million shares of its common stock in exchange for all of the outstanding common stock of HFS. Pursuant to the terms of the agreement and plan of merger, HFS stockholders received
     2.4031 shares of Company common stock for each share of HFS common stock. Upon consummation of the Cendant Merger, the Company changed its name from CUC International Inc. to Cendant Corporation. In connection with the Cendant Merger, the Company changed its fiscal year end from January 31 to December 31. HFS had a calendar year end and, accordingly, the HFS statements of income for the years ended December 31, 1996, 1995 and 1994 have been combined with the Company's statements of income for the fiscal years ended January 31, 1997, 1996 and 1995, respectively.

     On October 3, 1997, the Company, through a wholly-owned subsidiary ("Acquisition Sub"), acquired all of the outstanding capital stock of Hebdo Mag International Inc. ("Hebdo Mag") pursuant to the terms of a share purchase agreement dated August 13, 1997 among the Company, Acquisition Sub, Hebdo Mag and other parties thereto. The purchase price of approximately $440.0 million was satisfied by the issuance of 14.2 million shares of Company common stock. Hebdo Mag is a leading publisher and distributor of classified advertising information. In connection with the merger, Hebdo Mag's statement of income for the twelve month period ended December 31, 1996 has been combined with the Company's statement of income for the fiscal year ended January 31, 1997.

     On April 30, 1997, prior to being merged with and into the Company, HFS acquired PHH Corporation ("PHH") by merger (the "HFS/PHH Merger") which was satisfied by the issuance of 72.8 million equivalent shares of Company common stock in exchange for all of the outstanding common stock of PHH. PHH is the world's largest provider of corporate relocation services and also provides mortgage services and fleet management services. Prior to the HFS/PHH Merger, PHH had an April 30 fiscal year end. In connection with the HFS/PHH Merger, PHH prepared financial statements for the twelve month periods ended December 31, 1996, January 31, 1996 and January 31, 1995. To conform to a calendar year end, the PHH statements of income for the aforementioned twelve month periods have been combined with the HFS statements of income for the years ended December 31, 1996, 1995 and 1994, respectively. In combining PHH's twelve month periods to the HFS calendar years, the supplemental consolidated statement of income for the year ended December 31, 1996 included one month (January 1996) of PHH's operating results which was also included in the supplemental consolidated statement of income for the year ended December 31, 1995. Accordingly, an adjustment has been made to 1996 retained earnings for the duplication of net income of $8.3 million and cash dividends declared of $5.9 million for such one month period.

     During February 1997, the Company acquired substantially all of the assets and assumed specific liabilities of Numa Corporation ("Numa") for $73.5 million. The purchase price was satisfied by the issuance of 3.4 million shares of Company common stock. Numa publishes personalized heritage publications and markets and sells personalized merchandise.

     1996 POOLINGS

     During July 1996, the Company acquired all of the outstanding capital stock of Davidson & Associates, Inc. ("Davidson") for a purchase price of approximately $1 billion, which was satisfied by the issuance of 45.1 million shares of Company common stock. Also during July 1996, the Company acquired all of the outstanding capital stock of Sierra On-Line, Inc. ("Sierra") for a purchase price of $858.0 million, which was satisfied by the issuance of 38.4 million shares of Company common stock. Davidson and Sierra develop, publish and distribute educational and entertainment software for home and school use. During August 1996, the Company acquired all of the outstanding capital stock of Ideon Group, Inc. ("Ideon"), principally a provider of credit card enhancement services, for a purchase price of $393 million, which was satisfied by the issuance of 16.6 million shares of Company common stock.

     During 1995, prior to being merged into the Company, Davidson and Sierra acquired all of the outstanding capital stock of various companies by issuing an aggregate of .8 million and 3.9 million equivalent shares of Company common stock, respectively. During 1994, Davidson acquired all of the outstanding shares of a company by issuing .8 million equivalent shares of Company common stock.

     Davidson, Sierra and Ideon previously used the fiscal years ended December 31, March 31 and December 31, respectively, for their financial reporting. To conform to the Company's January 31 former fiscal year end, Davidson's and Ideon's operating results for January 1996 have been excluded from, and Sierra's operating results for February and March 1996 have been duplicated in the Company's year ended January 31, 1997 operating results. The excluded and duplicated periods have been adjusted by a net $4.7 million charge to retained earnings at December 31, 1996. Effective January 1, 1995, Ideon changed its fiscal year end from October 31 to December 31 (the "Ideon Transition Period"). The Ideon Transition Period has been excluded from the accompanying supplemental consolidated statements of income. Ideon's revenues and net loss for the Ideon Transition Period were $34.7 million and $49.9 million, respectively. This excluded period has been adjusted by a $49.9 million charge to retained earnings at December 31, 1995. The net loss for the Ideon Transition Period was principally the result of a $65.5 million one-time, non-cash, pre-tax charge recorded in connection with a change in amortization periods for deferred membership acquisition costs. Prior to the change, membership acquisition costs were generally amortized up to ten years for single year membership periods and up to twelve years for multi-year membership periods. These amortization periods represented the estimated life of the member. At December 31, 1994, the amortization periods were shortened to one year and three years for single and multi-year membership periods, respectively (initial membership period without regard for anticipated renewals).

     In 1996, the Company acquired outstanding stock or substantially all of the assets and liabilities of certain other entities for an aggregate purchase price of $202.1 million, consisting of 8.3 million shares of Company common stock.

     1995 POOLINGS

     During June 1995, the Company acquired all of the outstanding capital stock of Getko Group, Inc. ("Getko") for a purchase price of $100.0 million, which was satisfied by the issuance of 5.6 million shares of Company common stock. Getko distributes complimentary welcoming packages to new homeowners throughout the

     United States and Canada. During September 1995, the Company acquired all of the outstanding capital stock of North American Outdoor Group, Inc. ("NAOG") for a purchase price of $52.0 million, which was satisfied by the issuance of 2.3 million shares of Company common stock. NAOG owns one of the largest for-profit hunting and general interest fishing membership organizations in the United States, and also owns various other membership organizations. During January 1996, the Company acquired all of the outstanding capital stock of Advance Ross Corporation ("Advance Ross") for a purchase price of $183.0 million, which was satisfied by the issuance of
     8.9 million shares of Company common stock. Advance Ross processes value-added tax refunds for travelers in over 20 European countries.

     Getko, NAOG, and Advance Ross previously used the fiscal years ended November 30, December 31 and December 31, respectively for their financial reporting. To conform to the Company's January 31 former fiscal year end, Getko's operating results for December 1993 and January 1994 and NAOG's operating results for January 1994 have been excluded from the Company's year ended January 31, 1995 operating results in the supplemental consolidated financial statements. The excluded periods have been adjusted by a net $4.1 million charge to retained earnings at December 31, 1994. In addition, Advance Ross' operating results for January 1995 have been excluded from the year ended January 31, 1996 operating results in the supplemental consolidated financial statements. This excluded period has been adjusted by a $0.1 million charge to retained earnings at December 31, 1995.

     The following table presents the historical results of the Company and the pooled entities for the last complete periods prior to their respective mergers ($000's):

                                         NINE MONTHS                       YEAR ENDED DECEMBER 31,
                                      ENDED SEPTEMBER 30,     ------------------------------------------------
                                       1997 (UNAUDITED)          1996             1995              1994
                                      --------------------    -------------     -------------    -------------
     Net revenues
         The Company                      $  2,002,597        $   2,347,655     $   1,401,551    $   1,044,669
         HFS (inclusive of PHH)              1,749,477            1,436,457         1,056,890          892,120
         Hebdo Mag                             137,941              124,668                 -                -
         1996 Pooled Entities                        -                    -           533,681          371,715
         1995 Pooled Entities                        -                    -                 -          138,227
                                          ------------        -------------     -------------    -------------
                                          $  3,890,015        $   3,908,780     $   2,992,122    $   2,446,731
                                          ============        =============     =============    =============


     Net income
         The Company                      $    252,082        $     164,099     $     164,669    $     117,591
         HFS (inclusive of PHH)                142,057              257,241           157,850          122,533
         Hebdo Mag                               6,555                2,271                 -                -
         1996 Pooled Entities                        -                    -           (19,694)          39,491
         1995 Pooled Entities                        -                    -                 -            6,975
                                          ------------        -------------     -------------    -------------
                                          $    400,694        $     423,611     $     302,825    $     286,590
                                          ============        =============     =============    =============

     The following table shows the historical results of HFS and PHH for the periods prior to the HFS/PHH Merger ($000's):

                                            THREE MONTHS                YEAR ENDED DECEMBER 31,
                                            ENDED MARCH 31,   ------------------------------------------------
                                          1997 (UNAUDITED)       1996             1995              1994
                                        ------------------    -------------     -------------    -------------
     Net revenues
         HFS                              $    347,962        $     785,980     $     411,299    $     312,081
         PHH                                   178,635              650,477           645,591          580,039
                                          ------------        -------------     -------------    -------------
              Total                       $    526,597        $   1,436,457     $   1,056,890    $     892,120
                                          ============        =============     =============    =============


     Net income
         HFS                              $     58,940        $     169,584     $      79,730    $      53,489
         PHH                                    32,164               87,657            78,120           69,044
                                          ------------        -------------     -------------    -------------
              Total                       $     91,104        $     257,241     $     157,850    $     122,533
                                          ============        =============     =============    =============


     PURCHASE BUSINESS COMBINATIONS

     The acquisitions discussed below were accounted for using the purchase method of accounting; accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values. The operating results of such acquired companies are reflected in the Company's supplemental consolidated statements of income since the respective dates of acquisition.

     The following tables reflect the fair values of assets acquired and liabilities assumed in connection with the acquisitions described below.

     (IN MILLIONS)                                           ACQUIRED IN 1996
                                            -----------------------------------------------------
                                                                        COLDWELL
                                              RCI         AVIS           BANKER        OTHER
                                            ---------     --------     -----------    -----------
     Cash paid                              $   412.1     $  367.2     $     747.8    $     210.4
     Common stock issued                         75.0        338.4               -           70.8
     Notes issued                                   -        100.9               -            5.0
                                            ---------     --------     -----------    -----------
     Total consideration                        487.1        806.5           747.8          286.2
                                            ---------     --------     -----------    -----------

     Assets acquired                            439.1        783.9           541.7           94.8
     Liabilities assumed                        429.7        311.4           148.5           50.9
                                            ---------     --------     -----------    -----------
     Fair value of net assets acquired            9.4        472.5           393.2           43.9
                                            ---------     --------     -----------    -----------
     Goodwill                               $   477.7     $  334.0     $     354.6    $     242.3
                                            =========     ========     ===========    ===========

     Shares issued                                2.4         11.1            46.6            2.5
                                            =========     ========     ===========    ===========

     (IN MILLIONS)                                    ACQUIRED IN 1995
                                              -------------------------------
                                              CENTURY 21            OTHER
                                              -----------        ------------
     Cash paid                                $     100.2        $      122.5
     Common stock issued                             64.8                40.8
     Preferred stock issued                          80.0                   -
                                              -----------        ------------
     Total consideration                            245.0               163.3
                                              -----------        ------------

     Assets acquired                                120.6                67.2
     Liabilities assumed                             75.3                56.2
                                              -----------        ------------
     Fair value of net assets acquired               45.3                11.0
                                              -----------        ------------
     Goodwill                                 $     199.7        $      152.3
                                              ===========        ============

     Shares issued                                    9.6                 6.0
                                              ===========        ============


     RESORT CONDOMINIUMS INTERNATIONAL, INC.: In November 1996, HFS completed the acquisition of all the outstanding capital stock of Resort Condominiums International, Inc. and its affiliates ("RCI") for $487.1 million. The purchase agreement provides for contingent payments of up to $200.0 million over the next five years which are based on components which measure RCI's future performance, including EBITDA, net revenues and number of members, as defined. Any contingent payments made will be accounted for as additional goodwill.

     AVIS: In October 1996, HFS completed the acquisition of all of the outstanding capital stock of ARAC, initially including payments under certain employee stock plans of Avis and the redemption of certain series of preferred stock of Avis for an aggregate $806.5 million. Subsequently, HFS made contingent cash payments of: (a) during the first quarter of 1997, $17.6 million to General Motors Corporation ("GM"), representing the amount by which the value attributable under the stock purchase agreement to HFS common stock received by GM in the Avis acquisition exceeded the proceeds realized upon the subsequent sale of such Company common stock; and (b) during the fourth quarter of 1996, $26.0 million of credit facility termination fees which were not at HFS's discretion since the facility termination resulted from change of control provisions and the elimination of the Avis Employee Stock Ownership Plan in connection with the Avis acquisition.

     In September 1997, ARAC completed an IPO resulting in a 72.5% dilution of HFS's investment in ARAC, the Company that operated the car rental operations of HFS Car Rental, Inc. Net proceeds approximating $359.3 million retained by ARAC were used to fund its August 20, 1997 acquisition of The First Gray Line Corporation and repay ARAC indebtedness. See Note 23 for a discussion of HFS's executed business plan and related accounting treatment regarding Avis.

     COLDWELL BANKER CORPORATION: In May 1996, HFS acquired by merger Coldwell Banker Corporation ("Coldwell Banker"), the largest gross revenue producing residential real estate company in North America and a leading provider of corporate relocation services. HFS paid $640.0 million in cash for all of the outstanding capital stock of Coldwell Banker and repaid $105.0 million of Coldwell Banker indebtedness. The aggregate purchase price for the transaction was financed through the May 1996 sale of an aggregate 46.6 million equivalent shares of Company common stock pursuant to a public offering. Subsequent to the acquisition of Coldwell Banker, HFS acquired for $2.8 million a relocation consulting firm which was merged into the Coldwell Banker relocation business.

     Immediately following the closing of the Coldwell Banker acquisition, HFS conveyed Coldwell Banker's 318 owned real estate brokerage offices (the "Owned Brokerage Business") to National Realty Trust (the "Trust"), an independent trust in which HFS has no beneficial interest. HFS recorded a $5.0 million charge ($3.1 million, net of tax) in the second quarter of 1996 representing the fair value of operations contributed to the Trust. The charge represents the fair value of the Owned Brokerage Business based upon a valuation which considered earnings, cash flow, assets and business prospects to the contributed business.

     OTHER: During 1996, the Company and HFS acquired certain entities for an aggregate purchase price of $286.2 million.

     CENTURY 21: In August 1995, a majority owned subsidiary of HFS, C21 Holding Corp. ("Holding"), acquired Century 21 Real Estate Corporation ("Century 21"), the world's largest residential real estate brokerage franchisor. Aggregate consideration for the acquisition consisted of $245.0 million plus expenses, including an initial cash payment of $70.2 million, 9.6 million equivalent shares of Company common stock valued at $64.8 million, the assumption of $80.0 million of Century 21 redeemable preferred stock issued prior to the acquisition (subsequently redeemed in February 1996) and a $30.0 million contingent payment made in February 1996.

     HFS and certain stockholders sold approximately 15.4 million equivalent shares of Company common stock pursuant to a public offering in September 1995 (the "C21 Offering"). Included in the C21 Offering were 9.6 million equivalent Company shares issued as partial consideration for the acquisition of Century 21. In accordance with Century 21 acquisition agreements, HFS received $28.9 million representing proceeds from the sale of such shares in excess of $7.28 per equivalent Company share, net of certain expenses of the C21 Offering. In connection with the C21 Offering, HFS also received $20.1 million of proceeds, net of certain expenses from the sale of shares issued upon the exercise of an underwriter over-allotment option. Net proceeds from the C21 Offering received by HFS resulted in corresponding increases in stockholders' equity.

     In connection with the acquisition, HFS executed an agreement (the "Subscription and Stockholders' Agreement"), with a management group pursuant to which the ownership of Century 21 Holding Corp. common stock would be divided 87.5% to HFS and 12.5% to the management group. In addition, the management group executives entered into renewable employment agreements with HFS with initial terms that commenced on November 1, 1995 and would expire on December 31, 1997. HFS had a call option to purchase Holding common stock owned by the management group and the management group had a put option to require HFS to purchase all their Holding common stock after January 1, 1998 at fair market value. Effective October 29, 1996 (the "Effective Date"), HFS amended the Subscription and Stockholders' Agreement to provide that HFS's call option to purchase Holding common stock at fair value from the management group would be accelerated to the Effective Date with the fair value determined as of the Effective Date. Pursuant to such amendment, the employment agreements were terminated in October 1996 and the put and call options have been exercised. The 12.5% interest was acquired by HFS for $52.8 million in the second quarter of 1997.

     OTHER: During 1995, the Company and HFS collectively acquired certain entities for an aggregate purchase price of $163.3 million.

     PRO FORMA INFORMATION (UNAUDITED): The following information reflects pro forma statements of income data for the years ended December 31, 1996 and 1995 assuming the aforementioned completed acquisitions were consummated on January 1, 1995.

     The acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values with appropriate recognition given to the effect of current interest rates and income taxes. Management does not expect that the final allocation of the purchase prices for the above acquisitions will differ materially from the preliminary allocations. The pro forma results are not necessarily indicative of the operating results that would have occurred had the transactions been consummated as indicated nor are they intended to indicate results that may occur in the future. The underlying pro forma information includes the amortization expense associated with the assets acquired, the reflection of the Company's and HFS's financing arrangements, the elimination of redundant costs and the related income tax effects.

     ($000's, except per share amounts)            YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                    1996             1995
                                                -------------    ------------
         Net revenue                            $   4,475,262    $  3,809,181
         Income before income taxes                   797,042         634,898
         Net income                                   473,359         378,577
         Net income per share:
                  Primary                       $         .57             .48
                  Fully diluted                 $         .56             .47
         Weighted average shares outstanding:
                  Primary                             844,798         803,548
                  Fully diluted                       851,091         817,628


3.   MERGER AND RELATED COSTS AND OTHER UNUSUAL CHARGES

     1997 POOLINGS (UNAUDITED)

     The Company expects to incur merger and related costs and other unusual charges in connection with the fourth quarter 1997 mergers with HFS and Hebdo Mag approximating $825.0 million ($560.0 million, after tax).

     HFS recorded a one-time merger and related charge (the "PHH Merger Charge") of $303.0 million ($227.0 million, after tax) during the second quarter of 1997 in connection with the HFS/PHH Merger. The PHH Merger Charge is summarized by type as follows (in millions):

              Personnel related                     $       142.4
              Professional fees                              36.8
              Business terminations                          44.7
              Facility related                               57.1
              Other costs                                    22.0
                                                    -------------
                  Total                             $       303.0
                                                    =============

     Personnel related charges are comprised of costs incurred in connection with employee reductions associated with the combination of HFS's relocation services business and the consolidation of corporate activities. Personnel related charges include termination benefits such as severance, medical and other benefits. Also included in personnel related charges are supplemental retirement benefits resulting from the change of control. Several grantor trusts were established and funded by HFS to pay such benefits in accordance with the terms of the PHH merger agreement. Full implementation of the restructuring plan will result in the termination of approximately 500 employees, substantially all of whom are located in North America, of which 369 employees were terminated as of September 30, 1997. Professional fees are primarily comprised of investment banking, accounting and legal fees incurred in connection with the HFS/PHH Merger. Business termination charges relate to the exit from certain activities associated with fleet management, mortgage services and ancillary operations in accordance with HFS's revised strategic plan. Facility related expenses include costs associated with contract and lease terminations, asset disposal and other charges incurred in connection with the consolidation and closure of excess space.

     The Company anticipates that approximately $236.0 million will be paid in cash in connection with the PHH Merger Charge of which $137.0 million was paid through September 30, 1997. The remaining cash portion of the PHH Merger Charge will be financed through cash generated from operations and borrowings under the Company's revolving credit facilities. Revenue and operating results from activities that will not be continued are not material to the results of operations of the Company.

     1996 POOLINGS

     Principally in connection with the Davidson, Sierra and Ideon mergers, the Company recorded a charge to operations of approximately $179.9 million ($118.7 million, after-tax) for the year ended December 31, 1996.
     The charge is summarized by type, as follows ($000's):

              Personnel related                               $    18.6
              Professional fees and litigation                     95.3
              Facility related                                     66.0
                                                              ---------
                                                              $   179.9
                                                              =========

     Such costs in connection with the Davidson & Sierra mergers with the Company (approximately $48.6 million) are non-recurring and are comprised primarily of transaction costs, other professional fees and exit costs. Such costs associated with the Company's merger with Ideon (the "Ideon Merger") (approximately $131.3 million) are non-recurring and include transaction and exit costs as well as a provision relating to certain litigation matters giving consideration to the Company's intended approach to these matters. In determining the amount of the provision related to these outstanding litigation matters, the Company estimated the cost of settling these litigation matters. In estimating such cost, the Company considered potential liabilities related to these matters and the estimated cost of prosecuting and defending them (including out-of-pocket costs, such as attorneys' fees, and the cost to the Company of having its management involved in numerous complex litigation matters). The Company has since settled certain of these litigation matters while certain of these matters remain outstanding. Although the Company has attempted to estimate the amounts that will be required to settle remaining litigation matters, there can be no assurance that the actual aggregate amount of such settlements will not exceed the (See Note 13). As of September 30, 1997, such charges amounted to $155.7 million. The Company considered litigation-related costs and liabilities, as well as exit and transaction costs, in determining the agreed upon exchange ratio in respect to the Ideon Merger.

     In determining the amount of the provision related to the Company's proposed consolidation efforts, the Company estimated the significant severance costs to be accrued upon the consummation of the Ideon Merger and costs relating to the expected obligations for certain third-party contracts (e.g., existing leases and vendor agreements) to which Ideon is a party and which are neither terminable at will nor automatically terminate upon a change-in-control of Ideon. As a result of the Ideon Merger, 120 employees were terminated. The Company incurred significant exit costs because Ideon's credit card registration and enhancement services are substantially similar to the Company's credit card registration and enhancement services. All of the business activities related to the operations performed by Ideon's Jacksonville, Florida office were transferred to the Company's Comp-U- Card Division in Stamford, Connecticut upon the consummation of the Ideon Merger. The Company does not expect any loss in revenue as a result of these consolidation efforts.

     COSTS RELATED TO IDEON PRODUCTS ABANDONED AND RESTRUCTURING

     During the year ended December 31, 1995, Ideon incurred special charges totaling $43.8 million, net of recoveries, related to the abandonment of certain new product developmental efforts and the related impairment of certain assets and the restructuring of the SafeCard division of Ideon and the Ideon corporate infrastructure as discussed below. The original charge of $45.0 million was composed of accrued liabilities of $36.2 million and asset impairments of $8.8 million. In December 1995, Ideon recovered $1.2 million of costs in the above charges. Also included in costs related to the Ideon merger and products abandoned are marketing and operational costs incurred for products abandoned of $53.2 million. During the year ended December 31, 1996, all remaining amounts that had been previously accrued were paid.

     During 1995, the following costs related to products abandoned and restructuring were incurred. In early 1995, Ideon launched an expanded PGA TOUR Partners program that provided various benefits to members and consumer response rates after the launch were significantly less than Ideon management's expectations. The product as configured was deemed not economically viable and a charge of $18 million was incurred. Costs associated with the abandonment of the product marketing included employee severance payments (approximately 130 employees), costs to terminate equipment and facilities leases, costs for contract impairments and write-downs taken for asset impairments. In September 1995, after a period of product redesign and test marketing, Ideon discontinued its PGA TOUR Partners credit card servicing role and recorded a charge of $3.6 million for costs associated with the abandonment of this role, including employee severance payments (approximately 60 employees), costs to terminate equipment and facilities leases and the recognition of certain commitments. In April 1995, Ideon launched a nationwide child registration and missing child search program. Consumer response rates after the launch were significantly less than Ideon management's expectations and a charge of $9 million was incurred to cover severance payments (approximately 100 employees), costs to terminate equipment and facilities leases and write-down taken for asset impairments. As a result of the discontinuance of these products, Ideon undertook an overall restructuring of its operations and incurred charges of $7.2 million to terminate operating leases and write-down assets to realizable value, $3.0 million for restructuring its SafeCard division and $4.2 million for restructuring its corporate infrastructure.

     During 1994, costs related to products abandoned and restructuring were incurred when Ideon reorganized its operations and named a new senior management team, resulting in $7.9 million of charges for various severance agreements and a lease termination.

     PURCHASE BUSINESS COMBINATION LIABILITIES

     In connection with the acquisitions of Century 21, Coldwell Banker, RCI and certain other acquisitions related business plans were developed to restructure each of the respective companies. Acquisition liabilities were recorded at the dates of consummation and are included in the respective purchase price allocations. These liabilities include costs associated with restructuring activities such as planned involuntary termination and relocation of employees, the consolidation and closing of certain facilities and the elimination of duplicative operating and overhead activities. Accrued acquisition obligations related to each acquired entity are summarized by type as follows ($000's):

                                           COLDWELL
                            CENTURY 21       BANKER          RCI       OTHER
                            ----------  -----------  -----------  ----------
     Personnel related      $   12,647  $     4,237  $     9,845  $    5,542
     Facility related           16,511        5,491        6,929       3,851
     Other costs                   990          211        7,025         880
                            ----------  -----------  -----------  ----------
     Total                  $   30,148  $     9,939  $    23,799  $   10,273
                            ==========  ===========  ===========  ==========

     Terminated employees          319           87          252         275


     Personnel related charges include termination benefits such as severance, wage continuation, medical and other benefits. Facility related costs include contract and lease terminations, temporary storage and relocation costs associated with assets to be disposed of, and other charges incurred in the consolidation and closure of excess space.

     During 1995, approximately $14.3 million was paid and charged against the acquisition liability for restructuring charges related to the Century 21 acquisition. During 1996, approximately $11.3 million, $3.9 million, $0.5 million and $7.7 million was paid and charged against the acquisition liabilities for restructuring charges related to the Century 21, Coldwell Banker, RCI and certain other acquisitions, respectively. Additional restructuring charges were accrued during 1996 for Century 21 of $6.1 million. The adjustment to the restructuring liability represented revised cost estimates for activities contemplated in management's original restructuring plans.

     The business plans to restructure Century 21, Coldwell Banker, RCI and certain other acquisitions have been fully executed. Remaining accrued acquisition obligations related to the restructuring of such acquired companies pertain primarily to future lease commitments and other contractual obligations that existed at the respective acquisition dates.

4.   OTHER INTANGIBLES - NET

     Other intangibles - net consisted of ($000's):


                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                            BENEFIT PERIODS    ------------------------------
                                               IN YEARS             1996             1995
                                              -------------    -------------    -------------
     Avis trademark                                  40        $     400,000    $          --
     Customer lists                            6.5 - 10              113,976               --
     Reservation system                              10               95,000               --
     Contract renewal rights                     2 - 16               90,695           90,345
                                                               -------------    -------------
                                                                     699,671           90,345
     Less accumulated amortization                                    63,441           51,500
                                                               -------------    -------------
     Other intangibles - net                                   $     636,230    $      38,845
                                                               =============    =============

     Other intangibles are recorded at their estimated fair values at the dates acquired and are amortized on a straight-line basis over the periods to be benefited.

5.   ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accounts payable, accrued expenses and other current liabilities consisted of ($000's):

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                   ---------------------------
                                                        1996          1995
                                                   -------------  ------------
     Accounts payable                                $   535,978  $   407,437
     Short-term debt                                     250,930           --
     Merger and acquisition obligations                  167,238       13,227
     Accrued payroll and related                         157,032       88,364
     Advances from relocation clients                     78,761       95,869
     Other                                               475,007      314,160
                                                   -------------  -----------
     Accounts payable, accrued expenses and other
         current liabilities                       $   1,664,946  $   919,057
                                                   =============  ===========

     Short-term debt at December 31, 1996 consisted of $150 million of acquired Avis fleet financing, borrowed on behalf of ARAC, which was repaid upon settlement of the corresponding intercompany loan due from ARAC prior to the IPO and a $100.9 million note payable issued to ARAC as partial consideration for ARAC in connection with the Company's acquisition of ARAC. The outstanding short-term debt as of December 31, 1996 had a weighted average interest rate of 6.85%.

6.   NET INVESTMENT IN LEASES AND LEASED VEHICLES

     The net investment in leases and leased vehicles consisted of ($000's):

                                                                       YEAR ENDED
                                                                      DECEMBER 31,
                                                              ------------------------------
                                                                 1996             1995
                                                              -------------    -------------
     Vehicles under open-end operating leases                 $   2,617,263    $   2,585,953
     Vehicles under closed-end operating leases                     443,853          320,894
     Direct financing leases                                        356,699          335,498
     Accrued interest on leases                                         851              891
                                                              -------------    -------------
         Net investments in leases and leased vehicles        $   3,418,666    $   3,243,236
                                                              =============    =============

     The Company leases vehicles for initial periods of twelve months or more under either operating or direct financing lease agreements. The Company's experience indicates that the full term of the leases may vary considerably due to extensions beyond the minimum lease term. Lessee repayments of investments in leases and leased vehicles for 1996 and 1995 were $1.6 billion and $1.5 billion, respectively, and the ratio of such repayments to the average net investment in leases and leased vehicles was 47.19% and 47.96%, respectively.

     Vehicles under operating leases are amortized using the straight-line method over the expected lease term. The Company has two types of operating leases. Under one type, open-end operating leases, resale of the vehicles upon termination of the lease is generally for the account of the lessee except for a minimum residual value which the Company has guaranteed. The Company's experience has been that vehicles under this type of lease agreement have consistently been sold for amounts exceeding the residual value guarantees. Maintenance and repairs of vehicles under these agreements are the responsibility of the lessee. The original cost and accumulated depreciation of vehicles under this type of operating lease was $4.6 billion and $2.0 billion, respectively, at December 31, 1996 and $4.4 billion and $1.8 billion, respectively, at December 31, 1995.

     Under the other type of operating lease, closed-end operating leases, resale of the vehicles on termination of the lease is for the account of the Company. The lessee generally pays for or provides maintenance, vehicle licenses and servicing. The original cost and accumulated depreciation of vehicles under these agreements was $600.6 million and $156.7 million, respectively at December 31, 1996 and $482.9 million and $162.0 million, respectively, at December 31, 1995. The Company believes adequate reserves are maintained in the event of loss on vehicle disposition.

     Under the direct financing lease agreements, resale of the vehicles upon termination of the lease is generally for the account of the lessee. Maintenance and repairs of these vehicles are the responsibility of the lessee.

     Leasing revenues, which are reflected in fleet leasing on the supplemental consolidated statements of income consist of ($000's):

                                                                           YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                     1996             1995             1994
                                                                -------------     -------------    -------------
         Operating leases                                       $   1,145,745     $   1,098,697    $     982,416
         Direct financing leases, primarily interest                   43,323            42,375           41,688
                                                                -------------     -------------    -------------
                                                                $   1,189,068     $   1,141,072    $   1,024,104
                                                                =============     =============    =============


     Other managed vehicles are subject to leases serviced by the Company for others, and neither the vehicles nor the leases are included as assets of the Company. The Company receives a fee under such agreements which covers or exceeds its cost of servicing.

     The Company has transferred existing managed vehicles and related leases to unrelated investors and has retained servicing responsibility. Credit risk for such agreements is retained by the Company to a maximum extent in one of two forms: excess assets transferred, which were $7.1 million and $5.9 million at December 31, 1996 and 1995, respectively; or guarantees to a maximum extent of $0 and $263,000 at December 31, 1996 and 1995, respectively. All such credit risk has been included in the Company's consideration of related reserves. The outstanding balances under such agreements aggregated $158.5 million and $98.4 million at December 31, 1996 and 1995, respectively.

     Other managed vehicles with balances aggregating $93.9 million and $114.9 million at December 31, 1996 and 1995, respectively, are included in a special purpose entity which is not owned by the Company. This entity does not require consolidation as it is not controlled by the Company and all risks and rewards rest with the owners. Additionally, managed vehicles totaling approximately $47.4 million and $48.5 million at December 31, 1996 and 1995, respectively, are owned by special purpose entities which are owned by the Company. However, such assets and related liabilities have been netted in the balance sheet since there is a two-party agreement with determinable accounts, a legal right of setoff exists and the Company exercises its right of setoff in settlement with client corporations.

7.   MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are recorded at the lower of cost or market value on the aggregate loan basis. The Company issues mortgage-backed certificates insured or guaranteed by various government sponsored entities and private insurance agencies. Primarily, the insurance or guaranty is provided on a non-recourse basis to the Company, except where limited by the Federal Housing Administration and Veterans Administration and their respective loan program. The valuation reserve was approximately $10.1 million and $1.9 million at December

     31, 1996 and 1995, respectively. As of December 31, 1996, mortgage loans sold with recourse amounted to approximately $83.0 million.

8.   MORTGAGE SERVICING RIGHTS AND FEES

     Mortgage servicing rights and fees activity was as follows ($000's):

                                             EXCESS         PURCHASED     ORIGINATED
                                            SERVICING       SERVICING      SERVICING     IMPAIRMENT
                                             FEES            RIGHTS         RIGHTS        ALLOWANCE        TOTAL
                                          -----------     -----------    -----------    -----------     -----------
     Balance, January 1, 1994             $   75,529      $    8,808     $        -     $         -     $   84,337
         Additions                            24,679          17,241              -               -         41,920
         Amortization                        (13,512)         (6,772)             -               -        (20,284)
         Sales                                (8,729)            (31)             -               -         (8,760)
                                          -----------     -----------    -----------    -----------     -----------
     Balance, December 31, 1994               77,967          19,246              -               -         97,213
         Additions                            51,191          17,849         61,095               -        130,135
         Amortization                        (18,609)         (5,858)        (4,089)              -        (28,556)
         Write-down/provision                 (1,630)              -              -          (1,386)        (3,016)
         Sales                                (1,080)         (3,262)             -               -         (4,342)
                                          -----------     -----------    -----------    -----------     -----------
     Balance, December 31, 1995              107,839          27,975         57,006          (1,386)       191,434
     Less: PHH activity for January
         1996 to reflect change in
         PHH fiscal year                      (3,623)           (170)       (10,227)            183        (13,837)

         Additions                            66,825               -         97,568               -        164,393
         Amortization                        (31,235)         (4,763)       (15,752)              -        (51,750)
         Write-down/provision                      -               -              -             622            622
         Sales                                (1,291)           (628)             -               -         (1,919)
                                          -----------     -----------    -----------    -----------     -----------
     Balance, December 31, 1996           $  138,515      $   22,414     $  128,595     $      (581)    $  288,943
                                          ==========      ==========     ==========     ===========     ===========


     Excess servicing fees represent the present value of the differential between the actual servicing fees and normal servicing fees which are capitalized at the time loans are sold with servicing rights retained. Purchased servicing rights represent the cost of acquiring the rights to service mortgage loans for others. Originated servicing rights represents the present value of normal servicing fees which are capitalized at the time loans are sold with servicing rights retained.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122). This Statement requires that mortgage servicing rights be recognized when a mortgage loan is sold and servicing rights are retained. The Company adopted SFAS No. 122 effective May 1, 1995 and, accordingly, capitalized originated servicing rights, net of amortization and valuation allowances of approximately $82.4 million and $55.6 million in the years ended December 31, 1996 and 1995, respectively.

     SFAS No. 122 requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing rights based on the fair value of the servicing rights' relative to the loan as a whole. To determine the fair value of mortgage servicing rights, the Company uses market prices for comparable mortgage servicing, when available, or alternatively uses a valuation model that calculates the present value of future net servicing income using assumptions that market participants would use in estimating future net servicing income.

     SFAS No. 122 also requires the impairment of originated and purchased servicing rights to be measured based on the difference between the carrying amount and current fair value of the servicing rights. In determining impairment, the Company aggregates all mortgage servicing rights, excluding those capitalized prior to the adoption of SFAS No. 122, and stratifies them based on the predominant risk characteristic of interest rate band. For each risk stratification, a valuation allowance is maintained for any excess of amortized book value over the current fair value by a charge or credit to income.

     Prior to the adoption of SFAS No. 122, the Company reviewed the recoverability of purchased servicing rights by discounting anticipated future cash flows at appropriate discount rates, utilizing externally published prepayment rates. If the recorded balance exceeded the discounted anticipated future cash flows, the amortization of the purchased servicing rights was accelerated on a prospective basis.

9.   MARKETING AND RESERVATION ACTIVITIES

     The Company receives marketing and reservation fees from several of its lodging and real estate franchisees. Marketing and reservation fees related to the Company's lodging brands' franchisees are calculated based on a specified percentage of gross room sales. Marketing and reservation fees received from the Company's real estate brands' franchisees are based on a specified percentage of gross closed commissions earned on the sale of real estate. As provided in the franchise agreements, at the Company's discretion, all of these fees are to be expended for marketing purposes and the operation of a centralized brand-specific reservation system for the respective franchisees and are controlled by the Company until disbursement. Membership and service fee revenues included marketing and reservation fees of $157.6 million, $140.1 million, $130.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. Advertising expenses included in marketing and reservation expense are $55.2 million, $48.0 million and $43.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

10.  LONG-TERM DEBT

     Long-term debt consists of ($000's):

                                                         DECEMBER 31,
                                                 -----------------------------
                                                     1996             1995
                                                 ------------    -------------
     Revolving Credit Facilities                 $    330,205    $      15,400
     5-7/8%  Senior Notes                             149,811          149,715
     4-1/2% Convertible Senior Notes                  146,678          149,971
     4-3/4% Convertible Senior Notes                  240,000               --
     Other loans and capital lease obligations        148,925           41,140
                                                 ------------    -------------
                                                    1,015,619          356,226
     Less current portion                              11,035            2,249
                                                 ------------    -------------
     Long-term debt                              $  1,004,584    $     353,977
                                                 ============    =============


     REVOLVING CREDIT FACILITIES: At December 31, 1996, the Company had a $500.0 million revolving credit facility (the "CUC Credit Facility") with a variety of different types of loans available thereunder. Interest was payable, depending on the type of loan utilized by the Company, at a variety of rates based on the federal funds rate, LIBOR, the prime rate or rates quoted by participating banks based on an auction process for the CUC Credit Facility. At December 31, 1996, no borrowings under this facility were outstanding. The CUC Credit Facility required the Company to maintain certain financial ratios and contained other restrictive covenants including, without limitation, financial covenants and restrictions on certain corporate transactions, and also contained various events of default provisions including, without limitation, defaults arising from certain changes in control of the Company.

     At December 31, 1996, HFS had $1 billion in revolving credit facilities consisting of (i) a $500.0 million, five year revolving credit facility (the "Five Year Revolving Credit Facility") and (ii) a $500.0 million, 364 day revolving credit facility (the "364 Day Revolving Credit Facility" and collectively with the Five Year Revolving Credit Facility, the "Revolving Credit Facilities"). At December 31, 1996, there was $205.0 million outstanding under the Revolving Credit Facilities and there were no borrowings under such facility at December 31, 1995.

     Upon consummation of the Cendant Merger, the CUC Credit Facility was terminated and the Revolving Credit Facilities were maintained with commitments aggregating $1.25 billion and $750.0 million under the 364 Day Revolving Credit Facility and Five Year Revolving Credit Facility, respectively. The 364 Day Revolving Credit Facility will mature on September 30, 1998 but may be renewed on an annual basis for an additional 364 days upon receiving lender approval. The Five Year Revolving Credit Facility will mature on October 1, 2001. The Revolving Credit Facilities, at the option of the Company, bear interest based on competitive bids of lenders participating in the facilities, at prime rates or at LIBOR plus a margin of approximately 22 basis points. The Company is required to pay a per annum facility fee of .08% and .06% of the average daily availability of the Five Year Revolving Credit Facility and 364 Revolving Credit Facility, respectively. The interest rates and facility fees are subject to change based upon credit ratings on the Company's senior unsecured long-term debt by nationally recognized statistical rating companies. The Revolving Credit Facilities contain certain restrictive covenants including restrictions on indebtedness, mergers, liquidations and sale and leaseback transactions and requires the maintenance of certain financial ratios, including a 3:1 minimum interest average ratio and a 3.5:1 maximum coverage ratio, as defined.

     During the year ended December 31, 1996, Wright Express Corporation, a wholly-owned subsidiary of the Company, entered into a new revolving credit facility agreement replacing its previous revolving line of credit. This facility has an available line of $60 million and expires February 8, 1999. Interest on the outstanding borrowings is computed, at the option of Wright Express Corporation, under various methods. At December 31, 1996, $31.4 million was outstanding under this facility with an interest rate of 6.04%. Borrowings under the previous arrangement at December 31, 1995 aggregated $15.4 million with interest rates ranging from 6.31% to 7.25%.

     In connection with the acquisition of Hebdo Mag, the Company assumed a $115.2 million revolving credit facility which bears interest at varying rates ranging from the prime rate plus .25% to 1.5% or LIBOR plus 1.0% to 2.25%, depending upon Hebdo Mag's ratio of total debt to pro forma cash flow, as defined. At December 31, 1996, $93.8 million was outstanding under this facility. This facility expires on March 15, 1998 but may be renewed on an annual basis for successive periods of one year upon receiving lender approval.

     Amounts outstanding under all revolving credit facilities as of December 31, 1996 and 1995 are classified as long-term, based on the Company's intent and ability to maintain these loans on a long-term basis.

     SENIOR NOTES: In December 1993, HFS completed a public offering of $150.0 million, unsecured 5-7/8% Senior Notes due December 15, 1998 (the "Senior Notes"). Interest is payable semi-annually.

     4-1/2% CONVERTIBLE SENIOR NOTES: In October 1994, HFS completed a public offering of $150.0 million unsecured 4-1/2% Convertible Senior Notes (the "4-1/2% Notes") due 1999, which were convertible at the option of the holders at any time prior to maturity into 132.425 equivalent shares of Company common stock per $1,000 principal amount of the 4-1/2% Notes, representing a conversion price of $7.55 per share. Interest was payable semi-annually commencing April 1995.

     On September 22, 1997, HFS exercised its option to redeem the outstanding 4-1/2% Notes effective on October 15, 1997 in accordance with the provisions of the indenture under which the 4-1/2% Notes were issued. Prior to the redemption date, all of the outstanding 4-1/2% Notes were converted. Accordingly, 19.7 million equivalent shares of Company common stock were issued as a result of the conversion of such notes.

     4-3/4% CONVERTIBLE SENIOR NOTES: On February 22, 1996, HFS completed a public offering of $240 million unsecured 4-3/4% Convertible Senior Notes (the "4-3/4% Notes") due 2003, which are convertible at the option of the holder at any time prior to maturity into 36.030 equivalent shares of Company common stock per $1,000 principal amount of the 4-3/4% Notes, representing a conversion price of $27.76 per share. The 4- 3/4% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 3, 1998 at redemption prices decreasing from 103.393% of principal at March 3, 1998 to 100% of principal at March 3, 2003. However, on or after March 3, 1998 and prior to March 3, 2000, the 4-3/4% Notes will not be redeemable at the option of the Company unless the closing price of the Company's common stock shall have exceeded $38.86 per share (subject to adjustment upon the occurrence of certain events) for 20 trading days within a period of 30 consecutive trading days ending within five days prior to redemption. Interest on the 4- 3/4% Notes is payable semi-annually commencing September 1, 1996.

     OTHER LOANS AND CAPITAL LEASES OBLIGATIONS

      Zero Coupon Convertible Notes: The Zero Coupon Convertible Notes issued in connection with the Company's fiscal 1990 recapitalization were recorded at their fair value on the date of issuance and were issued in $100 principal amounts and multiples thereof. Each $100 principal amount was convertible into 22.78 shares of Company common stock. Virtually all of the Zero Coupon Convertible Notes were converted into Company common stock by the maturity date of June 6, 1996. The principal balance outstanding at December 31, 1995 was $14.4 million.

     6-1/2% Convertible Subordinated Notes: On April 12, 1994, Sierra issued $50.0 million in principal amount of 6-1/2% Convertible Subordinated Notes due April 1, 2001 (the "6-1/2% Notes"). Interest on the 6-1/2% Notes is payable semi-annually on April 1 and October 1 of each year. Each $7.62 principal amount of 6-1/2% Notes is convertible into one share of Company common stock, subject to adjustment under certain conditions. The 6-1/2% Notes are redeemable after April 2, 1997, at the option of the Company, at specified redemption prices. The 6-1/2% Notes are subordinated to all existing and future Senior Indebtedness (as defined in the indenture governing the 6-1/2% Notes) of Sierra. Issuance costs have been netted against the principal convertible debt balance and are being amortized on a straight-line basis over seven years. The principal convertible debt balance outstanding at December 31, 1996 and 1995 was $23.5 million and $23.4 million, respectively.

     Other: In connection with the acquisition of Hebdo Mag, the Company assumed long-term debt of $110.5 million consisting of senior and subordinated notes and other miscellaneous loans which is reflected in the long-term debt balance at December 31, 1996.

     Long-term debt payments including obligations under capital leases at December 31, 1996 are due as follows ($000's):

             YEAR                                 AMOUNT
         -----------                           -------------
          1997                                   $    11,035
          1998                                       167,797
          1999                                       175,447
          2000                                        34,900
          2001                                       261,286
          Thereafter                                 365,154
                                               -------------
          Total                                $   1,015,619
                                               =============

11.  LIABILITIES UNDER MANAGEMENT AND MORTGAGE PROGRAMS

     Borrowings to fund assets under management and mortgage programs, classified as "Liabilities under management and mortgage programs-debt" consisted of ($000's):

                                                      DECEMBER 31,
                                             ------------------------------
                                                 1996              1995
                                             -------------    -------------
     Commercial paper                        $   3,090,843    $   2,348,732
     Medium-term notes                           1,662,200        2,031,200
     Other                                         336,900           47,940
                                             -------------    -------------
     Liabilities under management and
          mortgage programs - debt           $   5,089,943    $   4,427,872
                                             =============    =============

     Commercial paper, all of which matures within 90 days, is supported by committed revolving credit agreements described below and short-term lines of credit. The weighted average interest rates on the Company's outstanding commercial paper was 5.4% and 5.8% at December 31, 1996 and 1995, respectively

     Medium-term notes of $1.6 billion represent unsecured loans which mature in 1997. The weighted average interest rates on such medium-term notes was 5.7% and 5.8% at December 31, 1996 and 1995, respectively. The remaining $0.1 billion of medium-term notes represents an unsecured obligation having a fixed interest rate of 6.5% with interest payable semi-annually and a term of seven years payable in full in 2000.

     Other liabilities under management and mortgage programs is principally comprised of unsecured debt, all of which matures in 1997, which includes borrowings under short-term lines of credit and other bank facilities. The weighted average interest rate on unsecured debt was 5.8% and 6.9% at December 31, 1996 and 1995, respectively.

     Interest expense is incurred on indebtedness which is used to finance vehicle leasing activities, mobility services, and mortgage servicing activities. Interest incurred on borrowings used to finance vehicle leasing activities of $161.8 million, $159.7 million and $126.7 million for the years ended December 31, 1996, 1995, and 1994 respectively, is included net within fleet leasing revenues in the supplemental consolidated statements of income. Interest on borrowings used to finance both equity advances on homes and mortgage servicing activities are recorded net within service fee revenues in the supplemental consolidated statements of income. Interest related to equity advances on homes was $35.0 million, $26.0 million and $20.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Interest related to mortgage servicing activities was $63.4 million, $49.9 million and $32.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company has a $2.5 billion syndicated unsecured credit facility backed by a consortium of domestic and foreign banks. The facility is comprised of $1.25 billion of lines maturing in 364 days and $1.25 billion maturing in five years. Under the credit facilities, the Company is obligated to pay annual commitment fees which were $2.4 million and $2.3 million for the years ended December 31, 1996 and 1995, respectively. The Company had other unused lines of credit of $301.5 million and $327.9 million at December 31, 1996 and 1995, respectively with various banks.

     Although the period of service for a vehicle is at the lessee's option, and the period a home is held for resale varies, management estimates, by using historical information, the rate at which vehicles will be disposed and the rate at which homes will be resold. Projections of estimated liquidations of assets under management and mortgage programs and the related estimated repayment of liabilities under management and mortgage programs as of December 31, 1996, as set forth in the table below, indicate that the actual repayments of liabilities under management and mortgage programs will be different than required by contractual maturities. ($000's):

                     ASSETS UNDER MANAGEMENT    LIABILITIES UNDER MANAGEMENT
         YEARS        AND MORTGAGE PROGRAMS        AND MORTGAGE PROGRAMS
         -----       ------------------------      ---------------------
         1997            $   2,961,264                   $   2,608,179
         1998                1,539,172                       1,471,407
         1999                  673,535                         671,623
         2000                  318,643                         217,143
         2001                   53,843                          71,061
         2002-2006             182,777                          50,530
                         -------------                   -------------
                         $   5,729,234                   $   5,089,943
                         =============                   =============


12.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND SERVICING RIGHTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for material financial instruments. The fair values of the financial instruments presented may not be indicative of their future values.

     Marketable securities: Marketable securities primarily consist of corporate bonds, tax-free municipal obligations, U.S. Treasury notes, commercial paper and equity securities. The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. All securities at December 31, 1996 and 1995 were classified as available-for-sale and were reported at fair value with the net unrealized holding gains and losses, net of tax, reported as a component of shareholders' equity until realized. Fair value was based upon quoted market prices or investment adviser estimates. Securities not maturing within one year are classified as non-current assets. Declines in the market value of available-for-sale securities deemed to be other than temporary result in charges to current earnings and the establishment of a new cost basis. The majority of debt securities had contractual maturities of less than one year with $4.0 million and $28.7 million having maturities of greater than one year at December 31, 1996 and 1995, respectively. Gross unrealized gains and losses of such securities were not material.

     Mortgage loans held for sale: Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained. Gains (losses) on mortgage-related positions, used to reduce the risk of adverse price fluctuations, for both mortgage loans held for sale and anticipated mortgage loan closings arising from commitments issued, are included in the carrying amount of mortgage loans held for sale.

     Mortgage servicing rights and fees: Fair value is estimated by discounting the expected net cash flow of servicing rights and fees using discount rates that approximate market rates and externally published prepayment rates, adjusted, if appropriate, for individual portfolio characteristics.

     Long-term debt: The fair values of the Company's Senior Notes, Convertible Notes and Medium-term Notes are estimated based on quoted market prices or market comparables.

     Interest rate swaps, foreign exchange contracts, forward delivery commitments, futures contracts and options: The fair value of interest rate swaps, foreign exchange contracts, forward delivery commitments, futures contracts and options is estimated, using dealer quotes, as the amount that the Company would receive or pay to execute a new agreement with terms identical to those remaining on the current agreement, considering interest rates at the reporting date.

     The carrying amounts and fair values of the Company's financial instruments at December 31, are as follows ($000's):

                                                    1996                                  1995
                                    ------------------------------------  -------------------------------------
                                                              ESTIMATED                              ESTIMATED
                                      NOTIONAL     CARRYING     FAIR         NOTIONAL     CARRYING      FAIR
                                       AMOUNT       AMOUNT      VALUE         AMOUNT       AMOUNT       VALUE
                                    -----------  -----------  ----------  ------------  -----------  ----------
     Assets
       Cash and cash equivalents    $         -  $   633,903  $  633,903   $         -  $   355,959  $  355,959
       Marketable securities:
         Debt securities                      -       75,673      75,673             -      110,492     110,492
         Equity securities                    -       22,500      22,500             -       15,353      19,200
     Assets under management
       and mortgage programs:
       Receivables                            -    1,290,625   1,290,625             -    1,028,976   1,028,976
       Relocation receivables                 -      773,326     773,326             -      736,038     736,038
       Mortgage loans held for sale           -    1,248,299   1,248,299             -      784,901     784,901
       Excess mortgage servicing fees         -      138,515     155,033             -      107,839     107,966
       Originated mortgage servicing
         rights                               -      128,014     139,776             -       55,620      58,764
       Purchased mortgage servicing
         rights                               -       22,414      29,326             -       27,975      33,268

     Liabilities
       Long-term debt                         -    1,004,584   1,484,277             -      353,977     543,092

     Liabilities under management
       and mortgage programs:
       Debt                                   -    5,089,943   5,089,943             -    4,427,872   4,427,872
     Off balance sheet
       Interest rate swaps            1,670,155            -           -     2,630,567            -           -
         In a gain position                   -            -       2,457             -            -       4,969
         In a loss position                   -            -     (10,704)            -            -     (13,828)

     Foreign exchange forwards          329,088            -      10,010       118,069            -       6,413

     Mortgage-related positions:(a)
       Forward delivery commitments   1,703,495       11,425       7,448     1,323,285        5,407      (6,997)
       Option contracts to sell         265,000          952         746       330,000          839          69
       Option contracts to buy          350,000        1,346        (463)      485,000        3,388         528
     Treasury options used to hedge
       servicing rights                 313,900        1,327         278             -            -           -

---------

(a) Gains (losses) on mortgage-related positions are already included in the determination of market value of mortgage loans held for sale.

13.  COMMITMENTS AND CONTINGENCIES

     LEASES: The Company has noncancelable operating leases covering various equipment and facilities, which expire through 2004. Rental expense for the years ended December 31, 1996, 1995 and 1994 was $84.4 million, $66.9 million and $54.5 million respectively, excluding real estate taxes and other fees that are also the responsibility of the Company.

     Operating lease commitments over the next five years and thereafter are as follows ($000's):

          FOR THE YEAR ENDING DECEMBER 31,
              1997                               $      90,066
              1998                                      77,543
              1999                                      58,727
              2000                                      45,335
              2001                                      33,067
              Thereafter                                76,430
                                                 -------------
              Total minimum lease payments       $     381,168
                                                 =============


     The Company has been granted rent abatements for varying periods on certain of its facilities. Deferred rent relating to those abatements is being amortized on a straight-line basis over the applicable lease terms.

     IDEON: On June 13, 1997, the Company entered into an agreement (the "Agreement") with Peter Halmos, the co-founder of SafeCard Services, Incorporated ("SafeCard"), which was reorganized in 1995 as Ideon. The Company acquired Ideon in August 1996. The Agreement provides for the settlement of all of the outstanding litigation matters involving Peter Halmos, SafeCard and Ideon as set forth below. The Agreement became effective in July 1997. The Agreement calls for the dismissal with prejudice of these outstanding litigation matters and the payment to Peter Halmos, over a six-year period, of $70.5 million. Specifically, the Agreement requires that the Company pay Peter Halmos one up-front payment of $13.5 million and six subsequent annual payments of $9.5 million each. The Agreement also calls for the transfer to the Company of assets related to SafeCard's CreditLine business, including the transfer by CreditLine Corporation to the Company of all of the CreditLine Corporation's rights under a marketing agreement between it and SafeCard dated November 1, 1988.

     The following Halmos related cases have been dismissed pursuant to the
     Agreement:

     1. Halmos Trading & Investing Company v. SafeCard Services, Inc. and Gerald Cahill v. Peter A. Halmos and Steven J. Halmos and Halmos Trading & Investment Co., Case No. 93-04354 (06) in the Circuit Court for the 17th Judicial Circuit in and for Broward County, Florida.

     2. SafeCard Services, Inc. v. Peter Halmos, a Florida resident; High Plains Capital Corporation, a Wyoming Corporation; and CreditLine Corporation, a Wyoming corporation which is pending in the District Court, First Judicial District of Laramie County, Wyoming; Case No. Doc. 134, No. 192.

     3. Peter Halmos, CreditLine Corporation and Continuity Marketing Corporation v. Paul G. Kahn, William T. Bacon, Robert L. Dilenschneider, Eugene Miller and SafeCard Services, Inc., in the United States District Court, Southern District of Florida, Case No. 94-6920 CG-NESBITT.

     4.   Peter Halmos v SafeCard Services, Inc., William T. Bacon, Jr., Barry
          I. Tillis and Barry Natter, Case No. 95-6325 (AJ) filed in the Circuit Court, Fifteenth Judicial Circuit, in and for Palm Beach County Florida.

     5. High Plains Capital Corporation f/k/a Halmos & Company, Inc v. Ideon Group, Inc., SafeCard Services, Inc., Eugene Miller, Robert L. Dilenschneider, and the Dilenschneider Group, Inc., Palm Beach County, Florida, Civil Action No. CL 95 8313 AE (Hon. Walter Colbath).

     6. High Plains Capital Corporation v. Ideon Group, Inc., and SafeCard Services, Inc., Civil Action No. 95 015024, Seventeenth Judicial Circuit, Broward County, Florida.

     The following Halmos related case will also be dismissed pursuant to the
     Agreement:

     7. Ideon Group, Inc., SafeCard Services, Inc., Paul G. Kahn, William T. Bacon, Jr., Marshall L. Burman, John Ellis (Jeb) Bush, Robert L. Dilenschneider, Adam W. Herbert, Eugene Miller, and Thomas F. Petway, III v. Peter Halmos, Civil Action No. 14600, filed in the Court of Chancery of New Castle County, Delaware.

     On October 22, 1997, the plaintiffs, the Company and all of the Company's indemnitees, entered into a Memorandum of Understanding and thereafter filed final settlement agreements in James B. Chambers and Peter A. Halmos
     v. SafeCard Services, Inc; Ideon Group, Inc.; Paul G. Kahn; William T. Bacon, Jr.,; Robert L. Dilenschneider; The Dilenschneider Group; Eugene Miller; G. Thomas Frankland; Francis J. Marino; John R. Birk; Marshall Burman; Thomas F. Petway III; John Ellis Bush; Adam W. Herbert, Jr.; Price Waterhouse LLP; Mahoney Adams & Criser, P.A. and John Does 1 through 25, United States District Court, Southern District of Florida, Case No. 95-1298-CIV-NESBITT ("Chambers"); Lois Hekker v. Ideon Group, Inc. and Paul G. Kahn, United States District Court, Middle District of Florida, Jacksonville Division, Case No. 95-681-CIV-J ("Hekker"); and James L. Binder, individually, as custodian for Elizabeth Binder, and as custodian for the James L. Binder, D.D.S., P.C. Profit Sharing Trust; Edward Dubois; Sheila Ann Dubois, as Personal Representative for The Estate of Winifred Dubois; G. Neal Goolsby; John E. Masters, individually and as custodian for Gregory Halmos and Nicholas Halmos; J.B. McKinney; on behalf of themselves and all others similarly situated, and Peter A. Halmos, as Trustee for the Peter A. Halmos Revocable Trust Dated January 24, 1990, and The Halmos Foundation, Inc., individually, v. SafeCard Services, Inc., a Delaware corporation; Paul G. Kahn; William T. Bacon, Jr.; Robert L. Dilenschneider; The Dilenschneider Group, a Delaware corporation; Eugene Miller; Gerald R. Cahill; Oppenheimer & Co., Inc., a Delaware corporation; and John Does 1 through 100, inclusive. United States District Court for the Southern District of Florida, (Miami Division) Case No. 94-2604-CIV-MOORE ("Binder"). The above referenced settlement in the Chambers and Hekker matters was for payment by the Company to class members of $15.0 million. The settlement in the Binder litigation calls for the payment by the Company to class members of $3.0 million. These settlements must be approved by the court at hearings anticipated during the first quarter of 1998.

     The following actions remain pending, in whole or in part, as described below:

     A suit initiated by Peter Halmos, related entities, and Myron Cherry (a former lawyer for SafeCard) in April 1993 in Cook County Circuit Court in Illinois against SafeCard and one of Ideon's directors, purporting to state claims aggregating in excess of $100.0 million, principally relating to alleged rights to "incentive compensation," stock options or their equivalent, indemnification, wrongful termination and defamation. On February 7, 1995, the court dismissed with prejudice Peter Halmos' claims regarding alleged rights to "incentive compensation," stock options or their equivalent, wrongful termination and defamation. Mr. Halmos has appealed this ruling. SafeCard has filed an answer to the remaining indemnification claims. Its obligation to file an answer to the claims of Myron Cherry have been stayed pending settlement discussions. On December 28, 1995, the court stayed Halmos' indemnification claims pending resolution of a declaratory judgment action filed by Ideon in Delaware Chancery Court. As a result of the Halmos settlement described above, only the claims of Myron Cherry remain pending.

     A suit seeking monetary damages and injunctive relief by LifeFax, Inc. and Continuity Marketing Corporation, companies affiliated with Peter Halmos, in the State Circuit Court in Palm Beach County, Florida in April 1995 against Ideon, Family Protection Network, Inc., SafeCard, one of Ideon's directors and Ideon's Chief Executive Officer purporting to state various statutory and tort claims. The claims principally relate to the allegation by these companies that SafeCard's Early Warnings Service and Family Protection Network were conceived and commercialized by, among others, Peter Halmos and have been improperly copied. An amended complaint filed on June 14, 1995 seeking monetary damages adds to the prior claims certain claims by Nicholas Rubino that principally relate to the allegation that SafeCard's Pet Registration Product was conceived by Mr. Rubino and has been improperly copied. The company has filed an appropriate answer. As a result of the Halmos settlement, all claims of Continuity Marketing Corporation will be dismissed, leaving pending only the claims related to Family Protection Network and the Pet Registration Program.

     A suit by First Capital Partners, Thomas F. Frist III and Patricia F. Elcan against Ideon and two of its employees in the United States District Court for the Southern District of New York. The litigation involves claims against Ideon, its former CEO and its Vice President of Investor Relations for alleged material misrepresentations and omissions in connection with announcements relating to Ideon's expected earnings per share in 1995 and its new product sales, which included the PGA Tour Card Program, Family Protection Network and Collections of the Vatican Museums. On July 15, 1996, Ideon filed a motion to dismiss. The company withdrew its motion to dismiss and answered the complaint on December 5, 1996.

     The Company established a reserve upon the consummation of the merger with Ideon during the third quarter of 1996 related, in part, to these litigation matters. Although not anticipated, in the event the foregoing class action settlements are not approved by the Court, the outcome of the class action matters described above as well as the other pending Ideon matters could also exceed the amount accrued. The Company is also involved in certain other claims and litigation arising in the ordinary course of business, which are not considered material to the financial position, operations or cash flows of the Company.

14.  INCOME TAXES

     The income tax provision (benefit) consists of ($000's):

                                          FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                        1996           1995           1994
                                    ------------   -------------  -------------
     Current
         Federal                    $     149,290  $     108,767  $     106,831
         State                             19,561         22,050         19,738
         Foreign                           21,254         14,744         11,261
                                    -------------  -------------  -------------
                                          190,105        145,561        137,830
                                    -------------  -------------  -------------

     Deferred
         Federal                    $      83,308  $      52,447  $     36,687
         State                             15,462          1,299         5,460
         Foreign                            1,184          1,200          (235)
                                    -------------  -------------  -------------
                                           99,954         54,946        41,912
                                    -------------  -------------  ------------
     Provision for income taxes     $     290,059  $     200,507  $    179,742
                                    =============  =============  ============


     Net deferred income tax assets and liabilities are comprised of the following ($000's):

                                                           DECEMBER 31,
                                                    -------------------------
                                                      1996            1995
                                                    ---------      ----------
     Provision for doubtful accounts                $    8,100     $    7,600
     Deferred income                                    46,400          7,800
     Acquisition and litigation related reserves        62,700         14,446
     Franchise acquisition costs                        (2,600)        (2,400)
     Insurance retention refund                        (11,306)        (9,773)
     Accrued liabilities and deferred income            37,591         29,915
     Other                                                 366          2,975
                                                    ----------     ----------
     Current net deferred tax asset                 $  141,251     $   50,563
                                                    ==========     ==========


     Depreciation and amortization                  $ (173,597)    $  (78,742)
     Accrued liabilities and deferred income            65,165         22,239
     Acquired net operating loss carryforward           85,900             --
     Insurance retention refund                        (11,306)        (9,773)
     Acquisition and litigation related reserves            --          8,175
     Other                                             (12,932)        (1,798)
                                                    ------------   -----------
     Noncurrent net deferred tax liability          $  (46,770)    $  (59,899)
                                                    ============   ===========

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1996          1995
                                                     ----------    ----------
     Depreciation                                    $ (245,146)   $ (223,337)
     Unamortized mortgage servicing rights              (51,239)      (23,489)
     Accrued liabilities and deferred income              1,359         2,101
     Alternative minimum tax and net operating loss
       carryforwards                                     13,078         9,807
                                                     -----------   ----------
     Net deferred tax liabilities under management
       and mortgage programs                         $ (281,948)   $ (234,918)
                                                     ===========   ===========

     Net operating loss carryforwards at December 31, 1996 acquired in connection with the acquisition of Avis, Inc. expire as follows: 2001, $14.8 million; 2002, $89.6 million; 2005, $7.2 million; 2009, $17.7 million; and 2010, $116.0 million.

     The Company's effective income tax rate differs from the statutory federal rate as follows:

                                                 FOR THE YEARS ENDING DECEMBER 31,
                                                 ---------------------------------
                                                    1996       1995       1994
                                                   ---------  ---------  -------
     Federal statutory rate                          35.0%      35.0%      35.0%
     State income taxes net of federal benefit        3.0%       3.6%       3.4%
     Amortization of non-deductible goodwill          1.2%       1.4%       1.2%
     Foreign taxes differential                       0.3%       0.1%       0.3%
     Tax exempt interest                              (0.2%)      --       (0.6%)
     Technology under development                       --        --        0.3%
     Non consolidated losses                            --        --       (0.2%)
     Merger costs                                     1.4%        --         --
     Other                                            (0.1%)    (0.3%)     (0.7%)
                                                   ---------  --------   -------
     Effective tax rate                              40.6%      39.8%      38.7%
                                                   =========  ========   =======

15.  SHAREHOLDERS' EQUITY

     A. STOCK SPLITS: On September 26, 1996, the Company's Board of Directors declared a three-for-two split of the Company's common stock which was effected in the form of a stock dividend in October 1996. In each of November 1995 and February 1994, HFS's Board of Directors authorized a two-for-one split of HFS's common stock which was effected in the form of a 100% stock dividend in February 1996 and April 1994, respectively. All equivalent share, per share, stock price and stock award plan information presented herein has been retroactively adjusted to reflect the stock splits.

     B. AUTHORIZED SHARES: In conjunction with the Cendant Merger effective on December 17, 1997, the Company's shareholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock to 2 billion shares and 10 million shares, respectively. The Company has never issued any shares of preferred stock.

16.  STOCK OPTION PLANS

     In connection with the Cendant Merger, the Company adopted its 1997 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the granting of up to 25 million shares of Company common stock through awards of stock options (which may include incentive stock options and/or nonqualified stock options), stock appreciation rights and shares of restricted Company common stock. All directors, officers and employees of the Company and its affiliates are eligible to receive awards under the Incentive Plan. Options granted under the Incentive Plan generally have a ten year term and are exercisable at 20% per year commencing one year from the date of grant. During 1997, the Company also adopted two other stock plans: the 1997 Employee Stock Plan (the "1997 Employee Plan") and the 1997 Stock Option Plan (the "1997 SOP"). The 1997 Employee Plan authorizes the granting of up to 25 million shares of Company common stock through awards of nonqualified stock options, stock appreciation rights and shares of restricted Company common stock to employees of the Company and its affiliates. The 1997 SOP provides for the granting of up to 10 million shares of Company common stock to key employees (including employees who are directors and officers) of the Company and its subsidiaries through awards of incentive and/or nonqualified stock options. Options granted under the 1997 Employee Plan and the 1997 SOP generally have ten year terms and are exercisable at 20% per year commencing one year from the date of grant.

     The Company also grants options to employees pursuant to three additional stock option plans: the 1992 Employee Stock Option Plan (the "1992 Plan"), the 1992 Bonus and Salary Replacement Stock Option Plan (the "Replacement Plan") and the 1987 Stock Option Plan (the "1987 Plan"). Under these plans, the Company may grant options to purchase in the aggregate up to
     90.8 million shares of Company common stock. At December 31, 1996, there were outstanding in the aggregate options to purchase 35.5 million shares of Company common stock pursuant to the 1992 Plan, the Replacement Plan and the 1987 Plan. Options granted under the 1992 Plan generally are exercisable at 20% per year commencing one year from the date of grant. Options granted under the Replacement Plan generally are exercisable at 33% per year commencing one year from the date of grant. Options granted under the 1987 Plan generally are exercisable at 25% per year commencing one year from the date of grant. Options granted under these stock option plans generally have 10-year terms. All options outstanding under these plans are non-qualified stock options. These stock option plans include options acquired by the Company in connection with its various acquisitions accounted for in accordance with the pooling of interests method of accounting (See Note 2).

     The Company has granted options to its non-employee directors pursuant to its 1994 Directors Stock Option Plan (the "1994 Directors Plan"). The 1994 Directors Plan provides that options to acquire an aggregate of up to .3 million shares of Company common stock shall be granted to non-employee directors of the Company in office on each of November 23, 1994, 1995, 1996 and 1997. Options under the 1994 Directors Plan are exercisable in full on the date of grant. At January 31, 1997, there also were outstanding grants made to non-employee directors of the Company under the Company's 1990 Directors Stock Option Plan (the "1990 Directors Plan") and 1992 Directors Stock Option Plan (the "1992 Directors Plan"), under which the Company is no longer granting options.

     The Company has certain other stock option plans pursuant to which it no longer makes any new option grants, but pursuant to which there continues to exist outstanding options to purchase shares of Company common stock. These options generally expire ten years after their grant dates. Under these plans, there are outstanding both non-qualified stock options and incentive stock options to purchase 3.8 million shares of Company common stock in the aggregate at January 31, 1997. These stock option plans include plans assumed by the Company in connection with its acquisitions of Sierra and Knowledge Adventure, Inc. during fiscal 1997.

     Prior to the Cendant Merger, HFS had two stock option plans: the 1992 Stock Option Plan and the Amended and Restated 1993 Stock Option Plan. These plans provided for the granting of options to certain directors, officers, employees and independent contractors of HFS's common stock at prices not less than the fair market values at the date of grant. Generally, such stock options have a ten-year term and vest within five years from the date of grant On December 17, 1997, in connection with the Cendant Merger, all obligations under HFS's stock option plans were assumed by the Company. Following the Cendant Merger, no further grants will be made under these plans.

     Prior to the HFS/PHH Merger, PHH had stock option plans for its key employees and outside directors. The plans allowed for the purchase of common stock at prices not less than fair market value on the date of grant. Either incentive stock options or non-statutory stock options were granted under the plans. Options became exercisable after one year from date of grant on a vesting schedule provided by the plans and expired ten years after the date of the grant. On April 30, 1997, in connection with the HFS/PHH Merger, all unexercised PHH stock options were canceled and converted to 1,770,852 equivalent shares of Company common stock. The table below summarizes the annual activity of the Company's pooled stock option plans (shares in 000's):

                                                                    WEIGHTED
                                                   OPTIONS        AVG. EXERCISE
                                                   OUTSTANDING        PRICE
                                                   -----------      ---------
         BALANCE AT JANUARY 1, 1994                  77,579         $    4.86
         Granted                                     23,878              9.90
         Canceled                                    (2,079)             6.36
         Exercised                                   (7,731)             3.93
         Distribution of Chartwell Leisure Inc.       1,091              4.44
         ----------------------------------------------------------------------

         BALANCE AT DECEMBER 31, 1994                92,738         $    6.20
         Granted                                     21,098             10.74
         Canceled                                    (2,726)             8.48
         Exercised                                  (12,434)             5.39
         ----------------------------------------------------------------------

         BALANCE AT DECEMBER 31, 1995                98,676         $    7.21
         Granted                                     36,116             22.14
         Canceled                                    (2,838)            18.48
         Exercised                                  (14,010)             5.77

         Less: PHH activity for January 1996
              to reflect change in PHH fiscal year       48              8.78
         ----------------------------------------------------------------------

         BALANCE AT DECEMBER 31, 1996               117,992          $  11.68
         ----------------------------------------------------------------------

     The Company adopted the disclosure-only provisions of SFAS No. 123 and accordingly, no compensation cost was recognized in connection with its stock option plans. Had the Company elected to recognize compensation cost for its stock option plans based on the calculated fair value at the grant dates for awards under such plans, consistent with the method prescribed by SFAS No. 123, net income per share would have reflected the pro forma amounts indicated below ($000's, except per share data):

                                           YEARS ENDED DECEMBER 31,
                                       --------------------------------
                                            1996               1995
                                       -------------      -------------
     Net income:
                      as reported      $     423,611      $     302,825
                      pro forma              338,769            297,547
     -------------------------------------------------------------------

     Net income per share:
     Primary          as reported      $        0.53      $        0.42
                      pro forma                 0.43               0.41
     Fully diluted    as reported               0.52               0.41
                      pro forma                 0.43               0.41
     -------------------------------------------------------------------

     The fair values of the stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for options granted in 1996 and 1995:

                                           THE COMPANY PLANS            HFS PLANS                  PHH PLANS
                                         ---------------------    ----------------------     ----------------------
                                           1996         1995        1996          1995         1996         1995
                                         --------     --------    ---------     --------     ---------   ----------
         Dividend yield                        0%           0%           0%           0%         2.8%          3.5%
         Expected volatility                28.0%        26.0%        37.5%        37.5%        21.5%         19.8%
         Risk-free interest rate             6.3%         5.3%         6.4%         6.4%         6.5%          6.9%
         Expected holding period          5 years      5 years    9.1 years     9.1 years    7.5 years    7.5 years


     The weighted average fair values of stock options granted during the years ended December 31, 1996 and 1995 were $7.51 and $6.69, respectively for the Company plans. The weighted average fair values of stock options granted during the years ended December 31, 1996 and 1995 for the HFS plans (inclusive of PHH Plans) were $10.96 and $4.79, respectively.

     The effect of applying SFAS No. 123 on the pro forma net income per share disclosures is not indicative of future amounts because it does not take into consideration option grants made prior to 1995 or in future years.

     The tables below summarize information regarding pooled stock options outstanding and exercisable of the Company as of December 31, 1996 (shares in 000's):

     THE COMPANY/HFS OPTIONS                     OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
     -----------------------       ----------------------------------------------    ----------------------------
                                                    WEIGHTED AVG.       WEIGHTED                       WEIGHTED
                                                     REMAINING           AVERAGE                        AVERAGE
       RANGE OF EXERCISE                            CONTRACTUAL         EXERCISE                       EXERCISE
            PRICES                   SHARES          LIFE                PRICE         SHARES           PRICE
      ----------------------        ---------     ---------------    -----------     -----------    -------------
      $    .01  to  $ 10.00            56,548             6.3        $      4.19          43,460    $      3.71
      $  10.01  to  $ 20.00            31,597             8.2              14.50           8,781          15.04
      $  20.01  to  $ 30.00            16,809             9.4              23.97           1,055          25.77
      $  30.01  to  $ 40.00             6,331             9.6              31.78             226          31.37
                                    ---------                                        -----------
      Total                           111,285             7.5              11.67          53,522           6.12
                                    =========                                        ===========


      PHH OPTIONS
      Less than $6.87                   3,489             4.5        $      5.74           3,489    $      5.74
      Greater than $6.87                3,218             8.7               8.82           1,055           6.90
                                    ---------                                        -----------
      Total                             6,707             6.5               7.22           4,544           6.01
                                    =========                                        ===========


     Shares exercisable and available for grant were as follows (000's):

                                           THE COMPANY OPTIONS           HFS OPTIONS               PHH OPTIONS
                                             AT DECEMBER 31,           AT DECEMBER 31,            AT DECEMBER 31,
                                          ---------------------     --------------------       ---------------------
                                            1996        1995         1996         1995          1996           1995
                                          --------     --------     --------    --------       -------        ------
         Shares exercisable                11,819       12,193       41,703       17,012        4,544         5,890
         Shares available for grant         8,358       10,013        3,958           84        1,182         3,316


     The Company has reserved 11,390,625 shares of Company common stock for issuance in connection with its 1989 Restricted Stock Plan. As of December 31, 1996, 10,494,423 shares of restricted common stock had been granted under this plan. During fiscal 1997, 720,000 shares of restricted common stock were granted under the plan and 645,000 shares of restricted common stock were granted other than under the plan. The aggregate fair value on the date of grant of such restricted common stock was $30.5 million, which amount was deducted from shareholders' equity and is being amortized over the vesting period of 10 years.

     The Company has reserved 1,125,000 shares of Company common stock in connection with its 1994 Employee Stock Purchase Plan, which enables employees to purchase shares of common stock from the Company at 90% of the fair market value on the fifteenth day following the last day of each calendar quarter, in an amount up to 25% of the employees' year-to-date earnings.

17.  EMPLOYEE BENEFIT PLANS

     The Company sponsors several defined contribution plans that provide certain eligible employees of the Company an opportunity to accumulate funds for their retirement. The Company matches the contributions of participating employees on the basis of the percentages specified in the plans. During 1996, a Deferred Compensation Plan (the "Plan") was implemented providing senior executives with the opportunity to participate in a funded, deferred compensation program. The assets of the Plan are held in an irrevocable rabbi trust. Under the Plan, participants may defer up to 80% of their base compensation and up to 98% of bonuses earned. The Company contributes $0.50 for each $1.00 contributed by a participant, regardless of length of service, up to a maximum of six percent of the employee's compensation. The Plan is not qualified under Section 401 of the Internal Revenue Code. The Company's matching contributions relating to the above plans were not material to the supplemental consolidated financial statements for all periods presented.

     PENSION AND SUPPLEMENTAL RETIREMENT PLANS

     The Company's PHH subsidiary has a non-contributory defined benefit pension plan covering substantially all US employees of PHH and its subsidiaries. PHH's subsidiary located in the UK has a contributory defined benefit pension plan, with participation at the employee's option. Under both the US and UK plans, benefits are based on an employee's years of credited service and a percentage of final average compensation. The policy for both plans is to contribute amounts sufficient to meet the minimum requirements plus other amounts as the Company deems appropriate from time to time. The projected benefit obligations of the funded plans were $97.1 million and 85.6 million and funded assets, at fair value (primarily common stock and bond mutual funds) were $88.4 million and $74.3 million at December 31, 1996 and 1995, respectively. The net pension cost and the recorded liability were not material to the accompanying supplemental consolidated financial statements.

     The Company also sponsors two unfunded supplemental retirement plans to provide certain key executives with benefits in excess of limits under the federal tax law and to include annual incentive payments in benefit calculations. The projected benefit obligation, net pension cost and recorded liability related to the unfunded plans were not material to the accompanying supplemental consolidated financial statements for all periods presented.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company's PHH subsidiary provides health care and life insurance benefits for certain retired employees up to the age of 65. The net periodic postretirement benefit costs and the recorded liability were not material to the accompanying supplemental consolidated financial statements for all periods presented.

18.  SALE OF THE IMAGINATION NETWORK - SIERRA

     The operating activities of The ImagiNation Network, Inc. ("INN") were consolidated with those of Sierra through July 26, 1993. On July 27, 1993 Sierra sold 42% of INN's voting stock and reduced its ownership interest to 58% and reduced its voting control such that Sierra recorded its liquidation preference in excess of recorded book value as shareholders' equity.

     In December 1994, Sierra sold its remaining equity interest in INN to AT&T and recorded a gain of $19.7 million for the year ended December 31, 1994. Sierra also entered into a multi-year publishing agreement with AT&T to provide content for INN. The publishing agreement provides for AT&T to fund up to $4.0 million of Sierra's development expenditures under an existing publishing agreement and up to $23.0 million of Sierra's development expenditures, subject to certain limitations, through non-refundable royalty advances. The non-refundable royalty advances are reflected net of research and development expense.

19.  FRANCHISING ACTIVITIES

     Revenue from franchising activities includes initial fees charged to lodging properties and real estate brokerage offices upon execution of a franchise contract based on the number of rooms at the lodging property and estimated real estate brokerage offices gross closed commissions. Initial franchise fees amounted to $24.2 million, $15.7 million and $13.8 million for the years ended December 31, 1996, 1995 and 1994, respectively.

     Franchising activity for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                                 LODGING                       REAL ESTATE
                                                  -----------------------------------    ---------------------------
                                                    1996          1995        1994          1996             1995
                                                  ----------    ---------  ----------    ----------       ----------
          FRANCHISES IN OPERATION
               Units at end of year                 5,397         4,603        4,229         11,349           5,990

          EXECUTED BUT NOT OPENED
               Acquired                                24            31            -            110             104
               New agreements                       1,142           983          870            829             248
               Backlog, end of year                   786           682          594            275             176


20.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company employs interest rate swap agreements to match effectively the fixed or floating rate nature of liabilities to the assets funded. A key assumption in the following information is that rates remain constant at December 31, 1996 levels. To the extent that rates change, both the maturity and variable interest rate information will change. However, the net rate the Company pays remains matched with the assets funded.

     The following table summarizes the maturity and weighted average rates of the Company's interest rate swaps employed at December 31, 1996. These characteristics are effectively offset within the portfolio of assets funded by the Company ($000's):

                                                                         MATURITIES
                                               ---------------------------------------------------------------
                                    TOTAL       1997       1998       1999       2000       2001       2002
                                    --------   --------   --------   --------   --------  ---------  ---------
UNITED STATES
Commercial Paper:
     Pay fixed/receive floating:
     Notional value                 $427,181   $199,528   $136,176   $ 59,346   $ 20,531  $   4,625  $   6,975
     Weighted average receive rate                5.72%      5.72%      5.72%      5.72%      5.72%      5.72%
     Weighted average pay rate                    6.21%      6.33%      6.47%      6.37%      6.51%      6.60%
Medium-Term Notes:
     Pay floating/receive fixed:
     Notional value                  336,000    250,000                86,000
     Weighted average receive rate                6.59%                 6.50%
     Weighted average pay rate                    5.95%                 5.86%
     Pay floating/receive floating:
     Notional value                  357,200    357,200
     Weighted average receive rate                5.51%
     Weighted average pay rate                    5.90%

CANADA
Commercial Paper:
     Pay fixed/receive floating:
     Notional value                   68,255     32,631     22,849     10,585      2,190
     Weighted average receive rate                3.11%      3.11%      3.11%      3.11%
     Weighted average pay rate                    6.25%      5.89%      5.63%      4.58%

     Pay floating/receive floating:
     Notional value                   52,730     28,010     14,961      4,342      2,853      2,564
     Weighted average receive rate                7.21%      7.09%      6.93%      7.61%      7.61%
     Weighted average pay rate                    3.38%      3.38%      3.38%      3.38%      3.38%
     Pay floating/receive fixed:
     Notional value                   36,481     36,481
     Weighted average receive rate                4.92%
     Weighted average pay rate                    3.07%

UK
Commercial Paper:
     Pay floating/receive fixed:
     Notional value                  379,308     37,708     93,070    138,834    109,696
     Weighted average receive rate                6.56%      6.56%      6.56%      6.56%
     Weighted average pay rate                    6.17%      7.85%      6.96%      7.10%

GERMANY
Commercial Paper:

     Pay fixed/receive fixed:
     Notional value                   13,000      1,950      2,925    (6,825)      3,575     11,375
     Weighted average receive rate                3.25%      3.25%      3.25%      3.25%      3.25%
     Weighted average pay rate                    5.34%      5.34%      5.34%      5.34%      5.34%
                                   ---------   --------   --------   --------   --------  ---------

Total                              $1,670,155  $943,508   $269,981   $292,282   $138,845  $  18,564  $   6,975
                                   ==========  ========   ========   ========   ========  =========  =========

                                                                             51

     For the years ended December 31, 1996 and 1995, the Company's hedging activities increased interest expense $4.1 million and $2.0 million, respectively, and had no effect on its weighted average borrowing rate. For the same period in the year ended December 31, 1994, hedging activities increased interest expense $8.4 million and increased the weighted average borrowing rate 0.2%.

     The Company enters into foreign exchange contracts as hedges against currency fluctuations on certain intercompany loans. Such contracts effectively offset the currency risk applicable to approximately $329.1 million and $118.1 million of obligations at December 31, 1996 and 1995, respectively.

     The Company is exposed to credit-related losses in the event of non-performance by counterparties to certain derivative financial instruments. The Company manages such risk by periodically evaluating the financial position of counterparties and spreading its positions among multiple counterparties. The Company presently does not expect non-performance by any of the counterparties.

21.  INDUSTRY SEGMENT INFORMATION

     The Company is principally in the business of providing services to businesses that serve consumer industry customers. The Company's major business segments are reflective of the industries in which it serves. See
     Note 1 for a more detailed description of each of the Company's industry segments. Operating profit consists of revenues less operating expenses excluding interest income, net and includes merger and related charges of $131.3 million and $48.6 million allocated to the membership and other segments respectively, for the year ended December 31, 1996 (See Note 3). Membership services operating profit for the year ended December 31, 1995 includes $97.0 million of costs related to Ideon products abandoned and restructuring. Membership Services operating profit for the year ended December 31, 1994 includes $7.9 million of costs related to Ideon products abandoned and restructuring and a $17.7 million net gain on the sale of INN. The following table presents industry segment data of the Company for the years ended December 31, 1996, 1995 and 1994.

     Operations by segment ($000's):

     Year Ended December 31, 1996

                                                                                    REAL ESTATE
                                                                      ------------------------------------------
                                                                       REAL ESTATE                     MORTGAGE
                                        CONSOLIDATED    MEMBERSHIP      FRANCHISE      RELOCATION      SERVICES
                                       -------------   -----------     -----------    -------------  -----------
     Net revenues                      $  3,908,780    $ 2,097,098     $   233,469    $     344,865  $   127,729
     Operating income                       739,115        266,314         110,535           54,302       41,302
     Identifiable assets                 13,588,368      2,517,600       1,295,501        1,086,374    1,742,409
     Depreciation and amortization          167,907         60,888          27,317           11,168        4,442
     Capital expenditures                   140,626         48,678           9,932            9,112        9,859

                                                                 TRAVEL
                                        -----------------------------------------------------------
                                                          CAR
                                          LODGING        RENTAL         TIMESHARE         FLEET            OTHER
                                        -----------    -----------     -----------    -------------     -----------
     Net revenues                       $   385,920    $    10,014     $    30,723    $     255,866     $   423,096
     Operating income                       145,798            537           3,319           76,218          40,790
     Identifiable assets                    954,649        882,397         772,585        3,868,472         468,381
     Depreciation and amortization           30,852          3,439           2,559           13,214          14,028
     Capital expenditures                    19,302             --           1,473            9,999          32,271


     Year Ended December 31, 1995
                                                                                    REAL ESTATE
                                                                      ------------------------------------------
                                                                       REAL ESTATE                    MORTGAGE
                                        CONSOLIDATED    MEMBERSHIP      FRANCHISE      RELOCATION     SERVICES
                                       -------------   -----------     -----------    -------------  -----------
     Net revenues                       $ 2,992,122    $ 1,643,242     $    47,965    $     301,667  $    93,251
     Operating income                       516,596        184,699          19,277           41,718       41,744
     Identifiable assets                  8,994,384      1,800,952         195,157        1,023,860    1,142,272
     Depreciation and amortization          112,914         40,358           2,997           10,385        3,099
     Capital expenditures                   108,702         53,048           2,034            8,678        2,987

                                                       TRAVEL
                                        ------------------------------------------
                                          LODGING         FLEET           OTHER
                                        -----------    -----------     -----------
     Net revenues                       $   335,402    $   258,877     $   311,718
     Operating income                       120,606         56,918          51,634
     Identifiable assets                    724,673      3,649,654         457,816
     Depreciation and amortization           26,058         18,837          11,180
     Capital expenditures                     5,059          9,872          27,024

Year Ended December 31, 1994

                                                                                REAL ESTATE
                                                                       ----------------------------
                                                                                         MORTGAGE
                                        CONSOLIDATED    MEMBERSHIP      RELOCATION       SERVICES
                                        ------------   -----------     -----------    -------------
     Net revenues                       $ 2,446,731    $ 1,363,561     $   255,974    $      74,494
     Operating income                       474,885        218,145          34,534           30,172
     Identifiable assets                  7,437,042      1,566,186         794,372          849,131
     Depreciation and amortization           97,175         27,683           9,280            2,944
     Capital expenditures                    73,804         29,809          11,541            2,471

                                                         TRAVEL
                                        ------------------------------------------
                                          LODGING         FLEET           OTHER
                                        -----------    -----------     -----------
     Net revenues                       $   300,694    $   249,571     $   202,437
     Operating income                       102,487         52,323          37,224
     Identifiable assets                    738,543      3,247,320         241,490
     Depreciation and amortization           21,921         17,765          17,582
     Capital expenditures                     9,378          8,854          11,751


     The Company's operations outside of North America principally include fleet management and relocation segment operations in Europe. Geographic operations of the Company are as follows ($000's):

                                                                       NORTH          EUROPE
         YEAR ENDED DECEMBER 31, 1996                                 AMERICA         & OTHER      CONSOLIDATED
         ----------------------------                             --------------    -----------    -------------
         Net revenues                                             $    3,529,563    $   379,217    $   3,908,780
         Income before income taxes                                      650,030         63,640          713,670
         Identifiable assets                                          12,519,616      1,068,752       13,588,368

         YEAR ENDED DECEMBER 31, 1995
         Net revenues                                                  2,774,201        217,921        2,992,122
         Income before income taxes                                      464,393         38,939          503,332
         Identifiable assets                                           8,230,792        763,592        8,994,384


         YEAR ENDED DECEMBER 31, 1994
         Net revenues                                             $    2,296,067    $   150,664    $   2,446,731
         Income before income taxes                                      439,390         24,942          464,332
         Identifiable assets                                           6,857,565        579,477        7,437,042

22.  SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)

     ($000's, except per share data)

     1996                             FIRST        SECOND (1)     THIRD (2)       FOURTH (3)      TOTAL YEAR
     ----                           -----------    -----------    -----------     -----------    -----------
     Net revenues                   $   821,411    $   935,639    $ 1,042,901     $ 1,108,829    $   3,908,780
     Income before income taxes         158,300        179,430        112,569         263,371          713,670
     Net income                          95,974        101,064         68,466         158,107          423,611

     Net income per share:
         Primary                    $       .13    $       .13    $       .08     $       .20    $         .53
         Fully diluted              $       .13    $       .13    $       .08     $       .19    $         .52

     1995                           FIRST (4)      SECOND (4)     THIRD (4)      FOURTH (4, 5)      TOTAL YEAR
     ----                           -----------    -----------    -----------    -------------   -------------
     Net revenues                   $   661,280    $   722,571    $   787,150     $   821,121    $   2,992,122
     Income before income taxes         117,865         64,211        151,646         169,610          503,332
     Net income                          71,139         36,116         90,082         105,488          302,825

     Net income per share:
         Primary                    $       .10    $       .05    $       .12     $       .14    $         .42
         Fully diluted              $       .10    $       .05    $       .12     $       .14    $         .41

     (1) Includes merger cost of $28.6 million ($25.1 million, after tax or $0.03 per share) recorded in connection with the mergers of Davidson & Associates, Inc. and Sierra On-Line, Inc.

     (2) Includes merger costs of $147.2 million ($89.6 million, after tax or $0.11 per share) principally related to the completion of the Ideon Group, Inc. acquisition.

     (3) Includes costs of $4.1 million principally related to investment banking fees incurred in connection with other Company acquisitions.

     (4) The first, second, third and fourth quarters include $8.1 million ($5.2 million, net of tax or $.01 per share), $73.1 million ($46.8 million net of tax or $.07 per share), $16.4 million ($10.5 million net of tax or $.01 per share) and ($.6 million), respectively of Ideon's costs related to products abandoned and restructuring.

     (5) Includes merger costs of $5.2 million ($4.2 million, net of tax or $.06 per share) related to the acquisition of Advance Ross.

23.  INVESTMENT IN ARAC

     Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, HFS announced its strategy to dilute its interest in ARAC's car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements with ARAC and other licensees. Since HFS's control was planned to be temporary, HFS accounted for its 100% investment in ARAC under the equity method. In September 1997, ARAC completed the IPO, which diluted HFS's equity interest to approximately 27.5%.

     The Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Summarized financial information of ARAC is as follows ($000's):

                             AVIS RENT A CAR, INC.

                                    SEPTEMBER 30,
                                        1997                 DECEMBER 31,
     Balance sheet data:             (UNAUDITED)                 1996
                                  -----------------         --------------
         Vehicles                     $   3,364,660         $   2,243,492
         Total assets                     4,717,107             3,131,357
         Debt                             3,285,548             2,295,474
         Total liabilities                4,263,001             3,054,817
         Shareholders' equity               454,106                76,540


                                  NINE MONTHS ENDED      OCTOBER 17, 1996
                                  SEPTEMBER 30, 1997   (DATE OF ACQUISITION)
                                     (UNAUDITED)       TO DECEMBER 31, 1996
                                  ------------------   --------------------
     Statement of income data:
         Revenues                     $   1,525,696          $    362,844
         Income before provision
           for income taxes                  49,313                 2,261
         Net income                          26,974                 1,221



24.  SUBSEQUENT EVENTS - (PRIOR TO THE CENDANT MERGER DATE OF DECEMBER 17, 1997)

     PROVIDIAN ACQUISITION

     On December 9, 1997, HFS executed a definitive agreement to acquire Providian Auto and Home Insurance Company and its subsidiaries from an AEGON N.V. subsidiary for approximately $219.0 million in cash. Closing is subject to receipt of required regulatory approval and other customary conditions and is anticipated in the spring of 1998. Providian sells automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia.

     DIVESTITURE

     As directed by the Federal Trade Commission ("FTC") as a condition terminating the waiting period under the Hart Scott Rodino Antitrust Improvements Act in connection with the Cendant Merger, on December 17, 1997, the Company sold its wholly-owned subsidiary, Interval International Inc. and certain related entities ("Interval"), for approximately $200.0 million, subject to certain adjustments. The agreement contemplates that the Company will continue to provide certain existing services to Interval's developers and members.

     INVESTMENT IN NRT

     During the third quarter of 1997, HFS acquired $182.0 million of preferred stock of NRT Incorporated ("NRT"), a newly formed corporation created to acquire residential real estate brokerage firms. HFS acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. The Company, at its discretion, may acquire up to $81.3 million of additional NRT preferred stock and may also purchase up to $229.9 million of certain intangible assets of real estate brokerage firms acquired by NRT.

     In September 1997, NRT acquired the real estate brokerage business and operations of the Trust, and two other regional real estate brokerage businesses. The Trust is an independent trust to which HFS contributed the brokerage offices formerly owned by Coldwell Banker in connection with HFS's acquisitions of Coldwell Banker. NRT is the largest residential brokerage firm in the United States.

     ISSUANCE OF 3% CONVERTIBLE SUBORDINATED NOTES

     On February 11, 1997, the Company issued $550 million in principal amount of 3% Convertible Subordinated Notes (the "3% Notes") due February 15, 2002. Interest on the 3% Notes is payable semi-annually. Each $1,000 principal amount of 3% Notes is convertible into 32.6531 shares of Company common stock subject to adjustment in certain events. The 3% Notes may be redeemed at the option of the Company at any time on or after February 15, 2000, in whole or in part, at the appropriate redemption prices (as defined in the indenture governing the 3% Notes) plus accrued interest to the redemption date. The 3% Notes will be subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the 3% Notes) of the Company. Issuance costs are being amortized on a straight-line basis over five years.

-------------------------------------------------------------------------------

     SUBSEQUENT EVENTS - (POST CENDANT MERGER DATE OF DECEMBER 17, 1997) - UNAUDITED

     PROPOSED ACQUISITION

     On January 27, 1998, the Company proposed to acquire American Bankers Insurance Group Inc. ("American Bankers") for $58 per share in cash and stock, for an aggregate purchase price approximating $2.7 billion. On January 28, 1998, the Company commenced a tender offer to purchase approximately 23.5 million shares of American Bankers' common stock at a price of $58 per share in cash, which together with shares owned by the Company on the announcement date, approximate 51% of the fully diluted shares of American Bankers. The Company proposed to exchange, on a tax free basis, shares of its common stock with a fixed value of $58 per share for the balance of American Bankers' common stock. The tender offer is subject to certain customary conditions and there can be no assurance that the Company will be successful in its proposal to acquire American Bankers. The Company received a commitment from a bank to provide funds necessary to finance the proposed acquisition.

     HARPUR GROUP LTD. ACQUISITION

     On January 20, 1998, the Company completed its acquisition of The Harpur Group Ltd. ("Harpur"), a leading fuel card and vehicle management company in the United Kingdom, from privately held H-G Holdings, Inc. for approximately $186.0 million in cash plus future contingent payments of up to $20.0 million over the next two years.

     JACKSON HEWITT INC. MERGER

     On January 7, 1998, the Company completed the acquisition of Jackson Hewitt Inc. (" Jackson Hewitt"), for approximately $480.0 million in cash or $68 per share of common stock of Jackson Hewitt. Jackson Hewitt is the second largest tax preparation service system in the United States with locations in 41 states.

     Jackson Hewitt franchises a system of approximately 2,050 offices that specialize in computerized prepartion of federal and state individual income tax returns.